                                                                    EXHIBIT 10.3

                                U.S. $500,000,000

                       364-DAY REVOLVING CREDIT AGREEMENT

                            Dated as of July 14, 2004

                                      Among

                               HALLIBURTON COMPANY

                                  as Borrower,

                         THE ISSUING BANKS NAMED HEREIN

                                as Issuing Banks,

                             THE BANKS NAMED HEREIN

                                    as Banks,

                          CITICORP NORTH AMERICA, INC.

                 as Paying Agent and as Co-Administrative Agent,

                               JPMORGAN CHASE BANK

                           as Co-Administrative Agent,

                               ABN AMRO BANK, N.V.

                              as Syndication Agent,

                                       and

                       HSBC BANK USA, NATIONAL ASSOCIATION

                                       and

                         THE ROYAL BANK OF SCOTLAND PLC

                           as Co-Documentation Agents

                               Co-Lead Arrangers:

                          CITIGROUP GLOBAL MARKETS INC.

                                       and

                           J.P. MORGAN SECURITIES INC.

                                TABLE OF CONTENTS

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                                    Article I
                        DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms..................................................................     1
Section 1.02 Computation of Time Periods............................................................    15
Section 1.03 Accounting Terms; GAAP.................................................................    15
Section 1.04 Miscellaneous..........................................................................    16
Section 1.05 Ratings................................................................................    16

                                   Article II
               AMOUNTS AND TERMS OF THE REVOLVING CREDIT ADVANCES

Section 2.01 The Revolving Credit Advances..........................................................    16
Section 2.02 Making the Revolving Credit Advances...................................................    17
Section 2.03 Issuance of and Drawings and Reimbursement Under Letters of Credit.....................    18
Section 2.04 Fees...................................................................................    19
Section 2.05 Reduction of Commitments...............................................................    20
Section 2.06 Repayment of Advances; Required Cash Collateral........................................    20
Section 2.07 Interest...............................................................................    22
Section 2.08 Additional Interest on Eurodollar Rate Advances........................................    22
Section 2.09 Interest Rate Determination............................................................    23
Section 2.10 Optional and Mandatory Prepayments; Required Cash Collateral...........................    24
Section 2.11 Payments and Computations..............................................................    24
Section 2.12 Increased Costs and Capital Requirements...............................................    25
Section 2.13 Taxes..................................................................................    26
Section 2.14 Sharing of Payments, Etc...............................................................    28
Section 2.15 Illegality.............................................................................    29
Section 2.16 Conversion of Advances.................................................................    29
Section 2.17 Replacement or Removal of Bank.........................................................    30
Section 2.18 Evidence of Indebtedness...............................................................    30

                                   Article III
                              CONDITIONS OF LENDING

Section 3.01 Conditions Precedent to Effectiveness..................................................    31
Section 3.02 Conditions Precedent to Each Revolving Credit Advance and Each Issuance and Renewal of
         Each Letter of Credit......................................................................    34
Section 3.03 Determinations Under Section 3.01......................................................    35

                                   Article IV
                         REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower.........................................    35

                                    Article V
                            COVENANTS OF THE BORROWER
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Section 5.01 Affirmative Covenants..................................................................    38
Section 5.02 Negative Covenants.....................................................................    44
Section 5.03 Financial Covenants....................................................................    50

                                   Article VI
                                EVENTS OF DEFAULT

Section 6.01 Events of Default......................................................................    50
Section 6.02 Actions in Respect of the Letters of Credit upon Default...............................    52

                                   Article VII
                                    THE AGENT

Section 7.01 Authorization and Action...............................................................    53
Section 7.02 Agent's Reliance, Etc..................................................................    53
Section 7.03 The Agent and its Affiliates...........................................................    53
Section 7.04 Bank Credit Decision...................................................................    54
Section 7.05 Indemnification........................................................................    54
Section 7.06 Successor Agent........................................................................    54
Section 7.07 Co-Lead Arrangers, Co-Administrative Agents, Syndication Agent, Documentation Agent....    55

                                  Article VIII
                                  MISCELLANEOUS

Section 8.01 Amendments, Etc........................................................................    55
Section 8.02 Notices, Etc...........................................................................    55
Section 8.03 No Waiver; Remedies....................................................................    57
Section 8.04 Expenses and Taxes; Compensation.......................................................    57
Section 8.05 Right of Set-Off.......................................................................    58
Section 8.06 Limitation and Adjustment of Interest..................................................    58
Section 8.07 Binding Effect.........................................................................    59
Section 8.08 Assignments and Participations.........................................................    59
Section 8.09 Release of Collateral..................................................................    61
Section 8.10 No Liability of Issuing Banks..........................................................    62
Section 8.11 Execution in Counterparts..............................................................    62
Section 8.12 Judgment...............................................................................    62
Section 8.13 Governing Law..........................................................................    63
Section 8.14 Jurisdiction; Damages..................................................................    63
Section 8.15 Confidentiality........................................................................    63
Section 8.16 Patriot Act Notice.....................................................................    64
Section 8.17 Waiver of Jury Trial...................................................................     1
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                                      ANNEX

Annex A

                                    SCHEDULES

Schedule I       - Commitments
Schedule II      - Filing Entities
Schedule III     - Bank Information
Schedule IV      - Subsidiary Guarantors
Schedule 4.01(f) - Litigation
Schedule 4.01(g) - Asbestos and Silica Non-US Litigation
Schedule 4.01(h) - Domestic Subsidiaries

                                    EXHIBITS

Exhibit A    -  Form of Note
Exhibit B-1  -  Form of Notice of Revolving Credit Borrowing
Exhibit B-2  -  Form of Notice of Issuance and Application for Letter of Credit
Exhibit C-1  -  Form of Opinion of Bruce A. Metzinger
Exhibit C-2  -  Form of Opinion of Counsel to the Borrower
Exhibit D    -  [Intentionally Omitted]
Exhibit E    -  Form of Assignment and Acceptance
Exhibit F    -  Form of Pledge Agreement
Exhibit G    -  Form of Collateral Trust Agreement
Exhibit H    -  Form of Subsidiary Guaranty

                       364-DAY REVOLVING CREDIT AGREEMENT
                            Dated as of July 14, 2004

      Halliburton Company, a Delaware corporation (the "Borrower"), the lenders party hereto and Citicorp North America, Inc. ("CNAI"), as Paying Agent hereunder, agree as follows:

                                   Article I
                        DEFINITIONS AND ACCOUNTING TERMS

      Section 1.01 Certain Defined Terms. As used in this Agreement, the terms "Borrower" and "CNAI" shall have the meanings set forth above and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Advance" means a Revolving Credit Advance under Section 2.01 or a Letter of Credit Advance under Section 2.03 and refers to a Base Rate Advance or a Eurodollar Rate Advance (each, a "Type" of Advance).

      "Affected Bank" has the meaning specified in Section 2.15.

      "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or any Subsidiary of such Person.

      "Agent" means CNAI in its capacity as Paying Agent pursuant to Article VII and any successor in such capacity pursuant to Section 7.06.

      "Agent's Account" means the account of the Agent maintained by the Agent with Citibank at its office at 2 Penns Way, Suite 200, New Castle, Delaware 19720, Account No. 36852248, Attention: Halliburton Account Officer, or such other account as the Agent shall specify in writing to the Banks.

      "Agreement" means this 364-Day Revolving Credit Agreement dated as of the date hereof among the Borrower, the Banks and the Agent, as amended from time to time in accordance with the terms hereof.

      "Applicable Commitment Fee Rate" has the meaning specified in Annex A.

      "Applicable Lending Office" means, with respect to each Bank, (i) in the case of a Base Rate Advance, such Bank's Domestic Lending Office, and (ii) in the case of a Eurodollar Rate Advance, such Bank's Eurodollar Lending Office.

      "Applicable Margin" has the meaning specified in Annex A.

      "Assignment and Acceptance" means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit E.

      "Available Amount" of any Letter of Credit means, at any time, the Dollar Equivalent of the maximum amount available to be drawn under such Letter of Credit at such time as set forth in Section 2.01(b) (assuming compliance at such time with all conditions to drawing).

      "Bankruptcy Court" means the U.S. Bankruptcy Court for the Western District of Pennsylvania.

      "Banks" means the Issuing Banks and the other Banks party hereto from time to time as lenders, including each Eligible Assignee that becomes a party hereto pursuant to Section 8.08(a), (b) and (d).

      "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

            (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate; and

            (b) the sum (adjusted to the nearest 1/8 of 1% or, if there is no nearest 1/8 of 1%, to the next higher 1/8 of 1%) of (i)1/2 of one percent per annum plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month Dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits of Citibank in the United States; and

            (c) the sum of 1/2 of one percent per annum plus the Federal Funds Rate in effect from time to time.

      "Base Rate Advance" means an Advance which bears interest as provided in
Section 2.07(a).

      "Borrowing" means a borrowing consisting of Advances of the same Type made on the same day by the Banks pursuant to Section 2.01 and, if such Advances are Eurodollar Rate Advances, having Interest Periods of the same duration.

      "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advance, on which dealings in Dollar deposits are carried on in the London interbank market.

      "Chapter 11 Cases" means the cases filed by the Filing Entities under Chapter 11 of the Bankruptcy Code.

      "Citibank" means Citibank, N.A., a national banking association.

      "Co-Administrative Agents" means CNAI and JPMCB solely in their capacities as co-administrative agents under the Agreement.

      "Co-Documentation Agents" means each of HSBC Bank USA, National Association and The Royal Bank of Scotland plc, solely in its capacity as co-documentation agent under the Agreement.

      "Co-Lead Arrangers" means Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.

      "Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code, and the regulations promulgated and rulings issued thereunder, in each case as now or hereafter in effect, and any reference to any statutory provision shall be deemed to be a reference to any successor provision or provisions.

      "Collateral" means all "Collateral" referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Holders.

      "Collateral Agent" means Citibank in its capacity as Collateral Agent under the Collateral Trust Agreement, together with its successors in interest and permitted assigns.

      "Collateral Documents" means the Pledge Agreement, the Collateral Trust Agreement and any other agreement now or hereafter in effect that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Holders.

      "Collateral Release Date" means the date on which each of the following statements shall be true and correct, and the Borrower shall have so certified to the Agent in writing:

            (i)   The Exit Date has occurred;

            (ii) There exists no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its subsidiaries on a consolidated basis other than the Disclosed Litigation (the "Pre-Closing Information") or (ii) purports to affect the legality, validity or enforceability of the Borrower's Obligations, or the rights and remedies of any of the Banks, relating to the Revolving Credit Facility and the Loan Documents, and there shall have been no material adverse change in the status, or financial effect on the Borrower and its subsidiaries on a consolidated basis, of the Disclosed Litigation from that described in the Pre-Closing Information;

            (iii) The long-term senior unsecured debt of the Borrower has been recently confirmed by letter at BBB or higher (stable outlook) by S&P and Baa2 or higher (stable outlook) by Moody's;

            (iv) There has occurred no material adverse change (which term shall not be deemed to refer to the commencement of the Chapter 11 Cases) since December 31, 2002 in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its subsidiaries on a consolidated basis, except as disclosed in the Borrower's report on Form 10-Q filing with the Securities and Exchange Commission for the fiscal quarter ended June 30, 2003 and except for the accounting charges taken and to be taken by the Borrower directly in connection with the Settlement Payments; and

            (v) There exists no Default or Event of Default under any of the Loan Documents.

      "Collateral Trust Agreement" has the meaning specified in Section 3.01(d)(iv).

      "Commitment Fee" has the meaning specified in Section 2.04(a).

      "Commitment" means a Revolving Credit Commitment or a Letter of Credit Commitment.

      "Consolidated Debt" means at any time the Debt of the Borrower and its consolidated subsidiaries calculated on a consolidated basis as of such time, determined in accordance with GAAP.

      "Consolidated Debt to Total Consolidated Capitalization Ratio" means, as of any date of calculation, the ratio of the Borrower's Consolidated Debt outstanding on such date to the sum of (i) Consolidated Debt and (ii) Consolidated Net Worth outstanding on such date; provided, that during the period from October 31, 2003 until the time that the Borrower records the equity component of the Settlement Payments, changes to Net Asbestos and Silica Liability and any related reduction in equity as a result of required accounting adjustments relating to the Settlement Payments, including changes related to insurance coverage, shall be disregarded for purposes of calculating the Consolidated Debt to Total Consolidated Capitalization Ratio.

      "Consolidated EBITDA" means, with reference to any period of time, the EBITDA of the Borrower and its consolidated subsidiaries calculated on a consolidated basis for such period, determined in accordance with GAAP.

      "Consolidated Interest Expense" means, with reference to any period, the Interest Expense of the Borrower and its consolidated subsidiaries calculated on a consolidated basis for such period, determined in accordance with GAAP.

      "Consolidated Net Worth" means at any time the consolidated stockholders' equity of the Borrower and its consolidated subsidiaries calculated on a consolidated basis as of such time (excluding treasury stock), determined in accordance with GAAP and excluding any aggregate charges for asbestos litigation claims.

      "Convert", "Conversion" and "Converted" each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.08, 2.14 or 2.15.

      "Convertible Notes" means the 3-1/8% Convertible Senior Notes of the Borrower due July 15, 2023, issued pursuant to the Convertible Notes Indenture.

      "Convertible Notes Indenture" means the Indenture dated as of June 30, 2003 between the Borrower, as issuer and JPMCB, as Trustee.

      "Debt" of any Person means (i) Indebtedness of such Person, plus (ii) obligations of such Person under direct third party guaranties for borrowed money, plus (iii) the aggregate face amount of all outstanding letters of credit in respect of which such Person has any reimbursement obligation (other than Performance Letters of Credit), plus (iv) 50% of the aggregate face amount of all outstanding Performance Letters of Credit issued of such Person, plus (v) the Net Asbestos and Silica Liability, minus (vi) any Unrestricted Cash.

      "Default" means any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

      "DIP Facility" means the Revolving Credit Agreement among DII Industries, LLC and each other borrower named therein and the Borrower, as lender, as amended from time to time.

      "Disclosed Litigation" means the litigation described in the information provided by or on behalf of the Borrower to the Agent for disclosure to the Banks prior to the Effective Date of this Agreement.

      "Disclosure Statement" means the disclosure statement, dated as of September 18, 2003, with respect to the Plan of Reorganization filed in connection with the Chapter 11 Cases as the same may be supplemented or restated prior to the Effective Date.

      "Dollar Equivalent" means, on any date, (i) in relation to an amount denominated in a currency other than Dollars, the equivalent in Dollars determined by using the quoted spot rate at which the Agent's principal office in London offers to exchange Dollars for such currency in London prior to 4:00 P.M. (London time) on such date and (ii) in relation to an amount denominated in Dollars, such amount.

      "Dollars" and "$" means lawful money of the United States of America.

      "Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" opposite its name on
Schedule I hereto, in the Assignment and Acceptance pursuant to which it became a Bank, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

      "EBITDA" means (a) Net Income plus (b) to the extent deducted in determining Net Income, (i) Interest Expense, (ii) taxes, and (iii) depreciation and amortization minus (c) to the extent added in determining Net Income, extraordinary gains (including gains from assets sales) for such period, plus
(d) to the extent recognized in determining Net Income, extraordinary, non-recurring losses (excluding asbestos charges) for such period. EBITDA shall be calculated on a rolling four quarters basis using the financial results for the four-quarter period ending on the date as of which the calculation is made.

      "Effective Date" means has the meaning specified in Section 3.01.

      "Eligible Assignee" means (i) any Bank, (ii) any Affiliate of any Bank and
(iii) with the consent of the Agent (which consent shall not be unreasonably withheld) and, so long as no Event of Default under Section 6.01(a) or 6.01(e) shall have occurred and be continuing, the Borrower (which consent shall not be unreasonably withheld), any other Person not covered by clause (i) or (ii) of this definition; provided, however, that neither the Borrower nor any Affiliate of the Borrower shall be an Eligible Assignee.

      "Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

      "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414(a) or (b) of the Internal Revenue Code, and, for purposes of Section 412 of the Internal Revenue Code, Section 414(m) of the Internal Revenue Code.

      "ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or
(ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in
Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; provided, however, that in no event shall the filing of the Chapter 11 Cases be an ERISA Event.

      "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

      "Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" opposite its name on
Schedule I hereto, in the Assignment and Acceptance pursuant to which it became a Bank (or, if no such office is specified, its Domestic Lending Office), or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

      "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such rate per annum is not such a multiple) equal to the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to Citibank's Eurodollar Rate Advance comprising part of such Borrowing and for a period equal to such Interest Period.

      "Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.07(b).

      "Eurodollar Rate Reserve Percentage" of any Bank for any Interest Period for all Eurodollar Rate Advances comprising part of the same borrowing means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

      "Events of Default" has the meaning specified in Section 6.01.

      "Excluded Dispositions" means (i) dispositions of assets in the ordinary course of business, (ii) dividends and distributions permitted by Section 5.02(c), (iii) dispositions to the Borrower or a Subsidiary of the Borrower,
(iv) dispositions constituting investments and capital contributions, (v) dispositions of any fixed or capital asset pursuant to a sale/leaseback transaction which is consummated within 180 days of the Borrower or such Subsidiary acquiring or completing the construction of such asset and (vi) any Securitization Transaction.

      "Existing Indebtedness" means Indebtedness of each Loan Party and its Subsidiaries outstanding immediately before the Effective Date.

      "Exit Date" means the date on which (i) the Plan of Reorganization shall have been confirmed and (ii) the Order Entry shall have occurred.

      "Federal Funds Rate" means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

      "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereof.

      "Filing Entities" means the Borrower's Subsidiaries listed on Schedule II hereto.

      "Financial Statements" means the consolidated balance sheet and other financial statements of the Borrower and its consolidated subsidiaries dated December 31, 2003 included in the Borrower's Form 10-K/A filing with the SEC for the fiscal year ended December 31, 2003.

      "Foreign Currency" means any lawful currency (other than Dollars) that is freely transferable or convertible into Dollars.

      "GAAP" means generally accepted accounting principles in the United States of America.

      "Guaranty Supplement" has the meaning specified in the Subsidiary
Guaranty.

      "HESI" means Halliburton Energy Services, Inc., a Delaware corporation.

      "Indebtedness" means, for any Person, (a) its liabilities for borrowed money or the deferred purchase price of property or services (other than current accounts and salaries payable or accrued in the ordinary course of business),
(b) obligations of such Person for borrowed money evidenced by bonds, debentures, notes or other similar instruments and (c) all Indebtedness of others the payment, purchase or other acquisition or obligation of which such Person has assumed, or the payment, purchase or other acquisition or obligation of which such Person has otherwise become directly or contingently liable for.

      "Indemnified Costs" has the meaning specified in Section 7.05.

      "Indemnified Party" has the meaning specified in Section 8.04(c).

      "Initial Extension of Credit" means the earlier to occur of the initial Revolving Credit Borrowing and the initial issuance of a Letter of Credit hereunder.

      "Interest Charge Coverage Ratio" means, as of the end of any fiscal quarter, the ratio of (a) Consolidated EBITDA for the four-fiscal quarter period then ended (excluding, for each quarter through and including the quarter ending December 31, 2003, any non-cash charges related to the proposed global asbestos settlement contemplated in the Borrower's press release dated December 18, 2002) to (b) Consolidated Interest Expense (calculated in accordance with GAAP) for the four-fiscal quarter period then ended.

      "Interest Expense" means for any period, interest expense, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued during such period, determined in accordance with GAAP, without duplication.

      "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months (or, as to any Interest Period, such other period as the Borrower and each of the Banks may agree to for such Interest Period), in each case as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period (or, as to any Interest Period, at such other time as the Borrower and the Banks may agree to for such Interest Period), select; provided, however, that:

            (i) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

            (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

            (iii) any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

            (iv) the Borrower may not select an Interest Period for any Advance if the last day of such Interest Period would be later than the date on which the Advances are then payable in full or if any Event of Default under Section 6.01(a) shall have occurred and be continuing at the time of selection.

      "Issuing Bank" means each of Citibank, JPMCB, HSBC and ABN AMRO Bank, N.V. and any of their respective Affiliates, in their capacities as initial issuing banks, and any Eligible Assignee to which a Letter of Credit Commitment has been assigned pursuant to Section 8.08 so long as each such Eligible Assignee expressly agrees to perform in accordance with their terms all the obligations that by the terms of the Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Agent in the Register), for so long as such initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

      "Joint Venture Debt" has the meaning specified in Section 5.02(a)(x)(x).

      "JPMCB" means JPMorgan Chase Bank, a New York banking corporation.

      "JV Subsidiary" means each Subsidiary of the Borrower (a) that, at any time, directly holds an Equity Interest in any joint venture (not a Subsidiary) and (b) that has no other material assets.

      "L/C Cash Collateral Account" means the l/c cash collateral deposit account, Account No. _____________, with Citibank, as securities intermediary and depository bank, at its office at One Penns Way, 2nd Floor, New Castle, Delaware 19720, in the name of the Borrower but under the sole control and dominion of the Agent and subject to the terms of this Agreement.

      "L/C Related Documents" has the meaning specified in Section
2.06(b)(ii)(A).

      "LC Agent" means CNAI, in its capacity as agent under Master LC Facility Agreement.

      "LC Banks" means the Banks under and as defined in the Master LC Facility Agreement.

      "Letter of Credit" has the meaning set forth in Section 2.01(b).

      "Letter of Credit Advance" means an Advance made by any Issuing Bank or any Bank pursuant to Section 2.03(c).

      "Letter of Credit Agreement" has the meaning specified in Section 2.03(a).

      "Letter of Credit Commitment" of any Issuing Bank means, at any time, the amount set opposite such Issuing Bank's name on Schedule I under the heading "Letter of Credit Commitments" or as reflected for such Issuing Bank in the relevant Assignment and Acceptance to which it is a party, as such amount may be terminated, reduced or increased pursuant to Section 2.05, Section 6.01 or
Section 8.08.

      "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor, a statutory deemed trust and any easement, right of way or other encumbrance on title to real property; provided, however, that for the avoidance of doubt, the interest of a Person as owner or lessor under charters or leases of property and the rights of setoff of banks shall not constitute a "Lien" on or in respect of the relevant property.

      "Loan Documents" means this Agreement, the Notes, the Subsidiary Guaranty, and the Collateral Documents.

      "Loan Party" means, (i) at any time prior the Collateral Release Date, each of the Borrower and each Subsidiary Guarantor and (ii) from and after the Collateral Release Date, the Borrower.

      "March 2004 10-Q" means the Borrower's Form 10-Q filing with the SEC for the quarter ended on March 31, 2004.

      "Master LC Facility Agreement" means the senior secured master letter of credit facility agreement, dated as of October 31, 2003, among the Borrower, the Borrower's subsidiaries party thereto, the banks party thereto and CNAI, as agent, as amended from time to time.

      "Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Agent or any Bank under any Loan Document or (c) the ability of the Borrower and any material Subsidiary which is a Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party; provided, however, the filing of the Chapter 11 Cases shall not be deemed to constitute a Material Adverse Effect.

      "Moody's" means Moody's Investors Service, Inc. or any successor to its debt ratings business.

      "Multiple Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

      "Net Asbestos and Silica Liability" means (a) estimated asbestos litigation claims and silica litigation claims minus (b) estimated insurance for asbestos litigation claims and silica litigation claims, in each case as reflected in the financial statements most recently delivered pursuant to
Section 5.01(d)(i) and 5.01(d)(ii) (or, prior to such date, financial statements as filed in the March 2004 10-Q), to the extent that such liability is greater than zero.

      "Net Cash Proceeds" means, with respect to any sale, lease, transfer or other disposition of any Collateral, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions and (b) the amount of taxes payable in connection with or as a result of such transaction, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party and are properly attributable to such transaction or to the asset that is the subject thereof.

      "Net Income" means, for any period, the Borrower's net income for such period, as determined in accordance with GAAP.

      "Note" means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Bank resulting from the Advances owing to such Bank.

      "Notes Agreements" has the meaning set forth in the Pledge Agreement.

      "Notice of Issuance and Application for Letter of Credit" has the meaning specified in Section 2.03(a).

      "Notice of Revolving Credit Borrowing" has the meaning specified in
Section 2.02(a).

      "Obligation" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Bank, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

      "Order Entry" means the date on which (i) a final, non-appealable order shall have been entered in the Chapter 11 Cases approving the establishment of a trust pursuant to Section 524(g) of the Bankruptcy Code in order to dispose of the present asbestos claims and future demands against any of the Borrower's subsidiaries identified on Schedule 4.01(h) hereto arising out of exposure to asbestos and/or asbestos-related products prior to the date of entry of such order, which order (A) enjoins the assertion of such asbestos claims against the Borrower and such subsidiaries, (B) contains an injunction which is reasonably satisfactory in scope, nature and extent to the Co-Lead Arrangers and (C) incorporates the terms of the Plan of Reorganization and (ii) a final, non-appealable order reasonably satisfactory to the Co-Lead Arrangers shall have been entered in the Chapter 11 Cases approving the establishment of a trust pursuant to Section 105(a) of the Bankruptcy Code in order to dispose of the present silica claims and future demands against any of the Borrower's subsidiaries identified on Schedule 4.01(h) hereto arising out of exposure to silica and/or silica-related products prior to the date of entry of such order, which order (A) enjoins the assertion of such silica claims against the Borrower and such subsidiaries, (B) contains an injunction which is reasonably satisfactory in scope, nature and extent to the Co-Lead Arrangers and (C) incorporates the terms of the Plan of Reorganization.

      "Other Taxes" has the meaning specified in Section 2.13(b).

      "Patriot Act" shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

      "Performance Letter of Credit" means a letter of credit qualifying as a "performance-based standby letter of credit" under 12 C.F.R. Part 3, Appendix A,
Section 3(b)(2)(i) or any successor U.S. Comptroller of the Currency regulation.

      "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced or, if commenced, have been stayed: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under
Section 5.01(c); (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate;
(c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes;
(e) Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (including permitted capitalized leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (f) Liens with respect to joint ventures or other similar arrangements to secure the obligations of one joint venture party to another, provided that such Liens do not secure Indebtedness.

      "Permitted Non-Recourse Indebtedness" means Indebtedness and other obligations of the Borrower or any Subsidiary incurred in connection with the acquisition or construction by the Borrower or such Subsidiary of any property with respect to which:

            (a) the holders of such Indebtedness and other obligations agree that they will look solely to the property so acquired or constructed and securing such Indebtedness and other obligations, and neither the Borrower nor any Subsidiary (i) provides any direct or indirect credit support, including any undertaking, agreement or instrument that would constitute Indebtedness or (ii) is directly or indirectly liable for such Indebtedness; and

            (b) no default with respect to such Indebtedness or obligations would cause, or permit (after notice or passage of time or otherwise), according to the terms thereof, any holder (or any representative of any such holder) of any other Indebtedness of the Borrower or such Subsidiary to declare a default on such Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund or maturity.

      "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

      "Plan" means a Single Employer Plan or a Multiple Employer Plan.

      "Plan of Reorganization" means the plan of reorganization in the form attached as Exhibit B to the Disclosure Statement.

      "Pledge Agreement" has the meaning specified in Section 3.01(d)(ii).

      "Pledged Equity" has the meaning specified in the Pledge Agreement.

      "Pre-Closing Information" has the meaning specified in clause (ii) of the definition of "Collateral Release Date".

      "Pro Rata Share" of any amount means, with respect to any Bank at any time, such amount times a fraction the numerator of which is the amount of such Bank's Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

      "Project Financing" means Indebtedness and other obligations that (a) are incurred by a Project Finance Subsidiary, (b) are secured by a Lien of the type permitted under clause (v) of Section 5.02(a) and (c) constitute Permitted Non-Recourse Indebtedness (other than recourse to the assets of, and Equity Interests in, any Project Finance Subsidiary).

      "Project Finance Subsidiary" means a Subsidiary that is a special-purpose entity created solely to (i) construct or acquire any asset or project that will be or is financed solely with Project Financing for such asset or project and related equity investments in, loans to, or capital contributions in, such Subsidiary that are not prohibited hereby and/or (ii) own an interest in any such asset or project.

      "Property" or "asset" (in each case, whether or not capitalized) means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

      "Ratings Event" means at any time (a) the senior unsecured long-term debt of the Borrower (i) is rated lower than BBB- by S&P or (ii) is rated lower than Baa3 by Moody's or (b) either S&P or Moody's ceases to rate such senior unsecured long-term debt.

      "Receivables Subsidiary" means (i) Oilfield Services Receivables Corporation, a Delaware corporation, and any other transferor under the transaction referred to in Section 5.02(a)(iii), including any replacement transaction and (ii) any other special purpose entity created in connection with a Securitization Transaction.

      "Reduced Amounts" has the meaning specified in Section 2.01(c).

      "Register" has the meaning specified in Section 8.08(c).

      "Regulation U" means Regulation U of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

      "Required Banks" means at any time Banks owed or holding at least a majority in interest of the sum of (i) the aggregate principal amount of the Advances outstanding at such time; (ii) the Available Amount of all Letters of Credit outstanding at such time (calculated by reference to each Bank's Pro Rata Share) and (iii) the aggregate Unused Revolving Credit Commitments at such time.

      "Responsible Officer" means each of the chairman and chief executive officer, the president, the chief financial officer, the treasurer, the secretary or any vice president (whether or not further described by other terms, such as, for example, senior vice president or vice president-operations) of the Borrower or, if any such office is vacant, any Person performing any of the functions of such office.

      "Revolving Credit Advance" means an Advance by a Bank to the Borrower pursuant to Section 2.01 and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Revolving Credit Advance).

      "Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Banks.

      "Revolving Credit Commitment" means, with respect to any Bank at any time, the amount set forth opposite such Bank's name on Schedule I hereto under the caption "Revolving Credit Commitment" or, if such Bank has entered into one or more Assignment and Acceptances, set forth for such Bank in the Register maintained by the Agent pursuant to Section 8.08(c) as such Bank's "Revolving Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05.

      "Revolving Credit Facility" means, at any time, the aggregate amount of the Banks' Revolving Credit Commitments at such time.

      "S&P" means Standard & Poor's Ratings Service Group, a division of The McGraw-Hill Companies, Inc. on the date hereof, or any successor to its debt ratings business.

      "SEC" means the Securities and Exchange Commission or any successor thereof.

      "Securitization Transaction" means any transfer by the Borrower or any Subsidiary of accounts receivable or interests therein (including, without limitation, all collateral securing such accounts receivable, all contracts and guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations involving accounts receivable), or grant of a security interest therein, (a) to a trust, in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness or securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests, or (b) directly to one or more investors or other purchasers.

      "Secured Holders" has the meaning specified in the Collateral Trust Agreement.

      "Senior Unsecured Credit Facility Agreement" means the credit agreement dated as of November 4, 2003 among the Borrower, the lenders party thereto, CNAI, as administrative agent, JPMCB, as syndication agent and ABN AMRO Bank, N.V., as documentation agent.

      "Settlement Payments" means payments by the Borrower of approximately $2.775 billion to asbestos and silica claimants as described in the Disclosure Statement.

      "Shared Collateral Account" means the account of the Borrower with Citibank at its office at 111 Wall Street, New York, New York 10005, Account No. 795451, Attention: Halliburton Account Officer, in the name of the Collateral Agent and under the sole dominion and control of the Collateral Agent and subject to the terms of the Pledge Agreement and the Collateral Trust Agreement.

      "Shared Collateral Obligations" has the meaning specified in the Collateral Trust Agreement.

      "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

      "Stock Agreement" means the Stock Agreement among DII Industries, LLC, HESI and the Borrower, as amended from time to time.

      "Subsidiary" of any Person means any corporation (including a business trust), partnership, joint stock company, trust, unincorporated association, joint venture or other entity of which more than 50% of the outstanding capital stock, securities or other ownership interests having ordinary voting power to elect directors of such corporation or, in the case of any other entity, others performing similar functions (irrespective of whether or not at the time capital stock, securities or other ownership interests of any other class or classes of such corporation or such other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.

      "Subsidiary Guarantor" means, during such time as such Subsidiary is a party to the Subsidiary Guaranty or a Guaranty Supplement, each of the Subsidiaries of the Borrower listed on Schedule IV hereto and each other Subsidiary of the Borrower that shall be required to execute and deliver a Guaranty Supplement pursuant to Section 5.01(i) and each other Subsidiary of the Borrower which voluntarily executes and delivers a Guaranty Supplement.

      "Subsidiary Guaranty" has the meaning specified in Section 3.01(d)(iii).

      "Syndication Agent" means ABN Amro Bank, N.V., solely in its capacity as syndication agent under the Agreement.

      "Taxes" has the meaning specified in Section 2.13(a).

      "Termination Date" means July 13, 2005, or the earlier date of termination in whole of the Commitments pursuant to Section 2.05 or Section 6.01.

      "Three-Year Agent" means CNAI, in its capacity as agent under the Three-Year Revolving Credit Agreement.

      "Three-Year Banks" means the Banks under and as defined in the Three-Year Revolving Credit Agreement.

      "Three-Year Revolving Credit Agreement" means the 3-Year Revolving Credit Agreement, dated as of October 31, 2003, among the Borrower, the banks party thereto, and CNAI, as agent, as amended from time to time.

      "Transaction" means the consummation of the Plan of Reorganization, the creation of the Trusts, the Settlement Payments and related transactions.

      "Trusts" means the trusts to be organized pursuant to Section 524(g) and 105(a) of the Bankruptcy Code as provided in the Plan of Reorganization.

      "Type" has the meaning specified in the definition of Revolving Credit Advance.

      "Unrestricted Cash" means cash not subject to a security interest granted by a Person to a third party (other than the Collateral Agent for the benefit of the Secured Holders). For the avoidance of doubt, contractual and statutory offset rights are not considered to be security interests for the purposes of this definition.

      "Unused Revolving Credit Commitment" means, with respect to any Bank at any time, (a) such Bank's Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances and Letter of Credit Advances made by such Bank and outstanding at such time plus
(ii) such Bank's Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to
Section 2.03(c) and outstanding at such time.

      Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

      Section 1.03 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

      Section 1.04 Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.

      Section 1.05 Ratings. A rating, whether public or private, by S&P or Moody's shall be deemed to be in effect on the date of announcement or publication by S&P or Moody's, as the case may be, of such rating or, in the absence of such announcement or publication, on the effective date of such rating and will remain in effect until the announcement or publication of, or (in the absence of such announcement or publication) the effective date of, any change in such rating. In the event the standards for any rating by Moody's or S&P are revised, or such rating is designated differently (such as by changing letter designations to numerical designations), then the references herein to such rating shall be deemed to refer to the revised or redesignated rating for which the standards are closest to, but not lower than, the standards at the date hereof for the rating which has been revised or redesignated, all as determined by the Required Banks in good faith. Long-term debt supported by a letter of credit, guaranty or other similar credit enhancement mechanism shall not be considered as senior unsecured long-term debt. If either Moody's or S&P has at any time more than one rating applicable to senior unsecured long-term debt of any Person, the lowest such rating shall be applicable for purposes hereof. For example, if Moody's rates some senior unsecured long-term debt of the Borrower Baa1 and other such debt of the Borrower Baa2, the senior unsecured long-term debt of the Borrower shall be deemed to be rated Baa2 by Moody's.

                                   ARTICLE II

               AMOUNTS AND TERMS OF THE REVOLVING CREDIT ADVANCES

      Section 2.01 The Revolving Credit Advances. (a) Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances in Dollars to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed such Bank's Unused Revolving Credit Commitment (and subject to Section 2.01(c)) at such time; provided that no Revolving Credit Advance shall be required to be made, except as a part of a Revolving Credit Borrowing that is in an aggregate amount not less than $10,000,000 in the case of Eurodollar Rate Advances and $5,000,000 in the case of Base Rate Advances and in an integral multiple of $1,000,000, and each Revolving Credit Borrowing shall consist of Revolving Credit Advances of the same Type made on the same day by the Banks ratably according to their respective Revolving Credit Commitments. Within the limits of each Bank's Unused Revolving Credit Commitment (and subject to Section 2.01(c)) in effect from time to time, the Borrower may borrow, prepay pursuant to Section 2.10 and reborrow under this Section 2.01. The Borrower agrees to give a Notice of Revolving Credit Borrowing in accordance with Section 2.02(a) as to each Revolving Credit Advance.

            (b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (collectively, the "Letters of Credit", and each a "Letter of Credit") for the account of the Borrower (such issuance, and any funding of a draw thereunder, to be made by the

Issuing Banks in reliance on the agreements of the other Banks pursuant to
Section 2.03) from time to time on any Business Day during the period from the Effective Date until 10 days prior to the Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by the Issuing Banks not to exceed at any time the lesser of (A) the aggregate Letter of Credit Commitments at such time and (B) the Letter of Credit Commitment of such Issuing Bank at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Revolving Credit Commitments of the Banks (and subject to Section 2.01(c)) at such time. No Letters of Credit shall have expiration dates later than 10 Business Days prior to the Termination Date. Within the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(a) and request the issuance of additional Letters of Credit under this Section 2.01(b).

            (c) Availability of Unused Commitments. Prior to the Collateral Release Date, in the event of any issuance after the Effective Date of Future Notes (as defined in the Collateral Trust Agreement), (i) the aggregate Unused Revolving Credit Commitments of the Banks available for the making of Revolving Credit Advances and the issuance of Letters of Credit shall be reduced dollar for dollar by an amount, if positive (the "Reduced Amount"), equal to the aggregate outstanding principal amount of each such issuance of Future Notes, less the aggregate outstanding principal amount of all Existing Notes (as defined in the Collateral Trust Agreement) which have been repaid, redeemed or defeased, (ii) the Revolving Credit Advances to be made by any Bank at any time under Section 2.01(a) shall not exceed such Bank's Unused Revolving Credit Commitment at such time, minus such Bank's Pro Rata Share of the aggregate Reduced Amounts at such time and (iii) no Letter of Credit may be issued at any time under Section 2.01(b) with an Available Amount that exceeds the aggregate Unused Revolving Credit Commitments at such time, minus the aggregate Reduced Amounts at such time. Upon the occurrence of the Collateral Release Date, the Reduced Amount shall no longer have any effect on the availability of the Unused Revolving Credit Commitments described in the immediately preceding sentence.

      Section 2.02 Making the Revolving Credit Advances. (a) Each Revolving Credit Borrowing shall be made on notice in the form of Exhibit B-1 (a "Notice of Revolving Credit Borrowing"), given not later than 11:00 A.M. (New York City time) (i) on the date of a proposed Revolving Credit Borrowing comprised of Base Rate Advances and (ii) on the third Business Day prior to the date of a proposed Revolving Credit Borrowing comprised of Eurodollar Rate Advances, by the Borrower to the Agent, which shall give to each Bank prompt notice thereof by facsimile. Each Notice of Revolving Credit Borrowing shall be by facsimile, confirmed immediately in writing, in substantially the form of Exhibit B-1, specifying therein the requested (i) date of such Revolving Credit Borrowing,
(ii) Type of Revolving Credit Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) if such Revolving Credit Borrowing is to be comprised of Eurodollar Rate Advances, the initial Interest Period for each such Revolving Credit Advance. Each Bank shall, before 2:00 p.m. (New York City time) on the date of such Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02, in same day funds, such Bank's ratable portion of such Revolving Credit Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent's aforesaid address.

            (b) Notwithstanding any other provision in this Agreement, at no time shall there be more than ten Revolving Credit Borrowings outstanding; provided that for purposes of the limitation set forth in this sentence, all Revolving Credit Borrowings consisting of Base Rate Advances shall constitute a single Revolving Credit Borrowing.

            (c) Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Revolving Credit Advance to be made by such Bank as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

            (d) Unless the Agent shall have received notice from a Bank prior to the time of any Revolving Credit Borrowing that such Bank will not make available to the Agent such Bank's ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Revolving Credit Advance as part of such Revolving Credit Borrowing for all purposes.

            (e) The failure of any Bank to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Revolving Credit Advance to be made by such other Bank on the date of any Revolving Credit Borrowing.

      Section 2.03 Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice and application, given not later than 11:00 A.M. (New York City time) on the third Business Day (or a later day, if acceptable to the relevant Issuing Bank in its sole discretion, but in no event later than the first Business Day) prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, which shall give to the Agent prompt notice thereof by telex or facsimile. Each such notice of issuance of a Letter of Credit (a "Notice of Issuance and Application for Letter of Credit") shall be by telephone, confirmed immediately in writing, or telex or facsimile, in the form of Exhibit B-2, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit,
(C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit, (E) form of such Letter of Credit and (F) the requested currency of such Letter of Credit, if other than Dollars. If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance; provided that no Issuing Bank shall be obligated to issue any Letter of Credit in a Foreign Currency, but each Issuing Bank shall be permitted to do so in its sole discretion if requested by the Borrower; provided, further that no Issuing Bank shall be required to issue any Letter of Credit if after giving effect to such issuance the aggregate face amount of all outstanding letters of credit issued under this Agreement and the Three-Year Revolving Credit

Agreement by such Issuing Bank would exceed $250,000,000, unless such Issuing Bank shall have otherwise agreed.

      (b) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the previous week and drawings during such week under all Letters of Credit issued by such Issuing Bank, (B) to the Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (C) to the Agent on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

      (c) Drawing and Reimbursement. The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the Dollar Equivalent amount of such draft. Upon written demand by any Issuing Bank with an outstanding Letter of Credit Advance, with a copy of such demand to the Agent, each Bank shall purchase from such Issuing Bank, and such Issuing Bank shall sell and assign to each such Bank, such Bank's Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Bank. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. The Borrower hereby agrees to each such sale and assignment. Each Bank agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank which made such Advance, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by an Issuing Bank to any Bank of a portion of a Letter of Credit Advance, such Issuing Bank represents and warrants to such other Bank that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Loan Party. If and to the extent that any Bank shall not have so made the amount of such Letter of Credit Advance available to the Agent, such Bank agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of Issuing Bank, as applicable. If such Bank shall pay to the Agent such amount for the account of Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Bank on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by Issuing Bank shall be reduced by such amount on such Business Day.

      (d) Failure to Make Letter of Credit Advances. The failure of any Bank to make the Letter of Credit Advance to be made by it on the date specified in
Section 2.03(c) shall not relieve any other Bank of its obligation hereunder to make its Letter of Credit Advance on such date, but no Bank shall be responsible for the failure of any other Bank to make the Letter of Credit Advance to be made by such other Bank on such date.

      Section 2.04 Fees. (a) Commitment Fees. The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee through the Termination Date on the amount of such Bank's Unused Revolving Credit Commitment, (i) from the date of this Agreement in the case of each Bank listed on the signature pages hereof or (ii) from the effective date specified in the Assignment and Acceptance pursuant to which it became a Bank, payable quarterly in arrears (within three Business Days after receipt from the Agent of an invoice therefor) for each period ending on the last day of each March, June, September and December hereafter, commencing September 30, 2004, and on the Termination Date, at a rate per annum equal to the Applicable Commitment Fee Rate in effect from time to time (the "Commitment Fee").

            (b) Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Agent for the account of each Bank a commission, payable in arrears quarterly (within three Business Days after receipt from the Agent of an invoice therefor) for each period ending on the last day of each March, June, September and December, commencing September 30, 2004 and on the Termination Date, on such Bank's Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit then outstanding at a rate equal to the Applicable Margin on Eurodollar Rate Advances in effect from time to time.

            (ii) The Borrower shall pay to each Issuing Bank, for its own account, (A) an issuance fee for each Letter of Credit issued by such Issuing Bank in an amount equal to 0.125% of the Available Amount of such Letter of Credit on the date of issuance of such Letter of Credit, payable on such date and (B) such other commissions, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and Issuing Bank shall agree.

            (c) Other Fees. The Borrower agrees to pay to the Agent, the Co-Lead Arrangers, and the Banks such other fees as may be separately agreed to in writing.

      Section 2.05 Reduction of Commitments. The Borrower shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the Unused Revolving Credit Commitments; provided that each partial reduction shall be in the minimum aggregate amount of $10,000,000 and in an integral multiple of $5,000,000. Any termination or reduction of any of the Commitments shall be permanent.

      Section 2.06 Repayment of Advances; Required Cash Collateral. (a) Revolving Credit Advances. The Borrower shall repay the principal amount of each Revolving Credit Advance owing to each Bank on the Termination Date or on such earlier date as may be applicable pursuant hereto.

            (b) Letter of Credit Advances. (i) The Borrower shall repay to the Agent for the account of each Issuing Bank and each other Bank that has made a Letter of Credit Advance on the earlier of the third Business Day following the date on which such Letter of Credit Advance is made and the Termination Date the outstanding principal amount of each Letter of Credit Advance made by each of them.

            (ii) The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument, in each case relating to any Letter of Credit, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Issuing Bank of any draft or the reimbursement by the Borrower thereof):

                  (A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "L/C Related Documents");

                  (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

                  (C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

                  (D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (E) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

                  (F) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Subsidiary Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

                  (G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

            (c) Cash Collateral. (i) Prior to the Collateral Release Date, (x) so long as no Ratings Event shall have occurred, 100% of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries (or, in the case of a non-wholly-owned Subsidiary, the pro rata share attributable to the Borrower's (direct or indirect) percentage ownership interest in such Subsidiary) from dispositions of Collateral and (y) from and after the occurrence of a Ratings Event and the granting and perfection of additional security pursuant to Section 5.01(i)(ii), 100% of the Net Cash Proceeds from dispositions of Collateral (other than (A) proceeds from any Excluded Disposition or (B) proceeds which do not exceed $5,000,000 in any single transaction or any series of related transactions) shall be in each case deposited in the Shared Collateral Account as collateral for the Shared Collateral Obligations; provided, that an aggregate amount of up to $150,000,000 of such Net Cash Proceeds referred to in clause (y) which would otherwise be required to be deposited to the Shared Collateral Account may be retained by the Borrower and its Subsidiaries. Upon the Collateral Release Date, such Collateral shall be released on the terms set forth in Section 8.09(b). For purposes of this Section 2.06(c), if the Borrower's (direct or indirect) percentage ownership in any consolidated Subsidiary whose Equity Interests constitute part of the Collateral is reduced (whether due to an issuance of equity by such Person or otherwise) then the portion of the net cash proceeds received by such Person attributable to such reduction shall be deemed to be proceeds received by the Borrower or one of its Subsidiaries from a disposition of Collateral pursuant to this Section and shall be subject to the prepayment provisions hereof.

            (ii) If on any date the sum of the aggregate Available Amount of all Letters of Credit outstanding on such date plus the aggregate principal amount of Advances outstanding on such date exceeds the aggregate Commitments on such date, the Borrower shall, within three Business Days thereafter, pay to the Agent in same day funds at the Agent's office, for deposit in the L/C Cash Collateral Account, an amount equal to such excess, which amount shall be released within three Business Days after notice from the Borrower to the Agent that the sum of the aggregate Available Amount of all Letters of Credit plus the aggregate principal amount of Advances outstanding on such date no longer exceeds the aggregate Commitments.

            (d) At any time that the Advances have been paid in full, the Available Amount of Letters of Credit has been cash collateralized and the Commitments have been terminated, if at such time the Collateral Release Date has not occurred, the Agent agrees to provide to the Collateral Agent a written notification to such effect.

      Section 2.07 Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

            (a) During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable quarterly in arrears on the last day of each March, June, September and December and on the date such Base Rate Advance shall be Converted or paid in full; provided, that any amount of principal of a Base Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the sum of the rate otherwise payable thereon plus 2%.

            (b) During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Revolving Credit Advance shall be Converted or paid in full; provided, that any amount of principal of a Eurodollar Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, payable on demand, (i) from the date on which such amount is due until the end of the Interest Period for such Revolving Credit Advance, at a rate per annum equal at all times to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time plus 2%, and (ii) from the end of such Interest Period until such amount is paid in full, at a rate per annum equal at all times to the sum of the rate of interest in effect from time to time for Base Rate Advances plus 2%.

            (c) Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay simple interest, to the fullest extent permitted by law, on the amount of any interest, fee or other amount (other than principal of Advances which is covered by Sections 2.07(a) and 2.07(b)) payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to the sum of the rate of interest in effect from time to time for Base Rate Advances plus 2% per annum.

      Section 2.08 Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Bank, so long as such Bank shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Advance of such Bank during such periods as such Advance is a Eurodollar Rate Advance, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period then in effect for such Eurodollar Rate Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Eurodollar Rate Advance. Such additional interest shall be determined by such Bank and notified to the Borrower through the Agent.

      Section 2.09 Interest Rate Determination. (a) The Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Agent for purposes of Section 2.07(b).

            (b) If the Agent is unable to determine the Eurodollar Rate for any Eurodollar Rate Advances:

            (i) the Agent shall forthwith notify the Borrower and the Banks that the interest rate cannot be determined for such Eurodollar Rate Advances,

            (ii) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

            (iii) the obligation of the Banks to make Eurodollar Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

            (c) If, with respect to any Eurodollar Rate Advances, the Required Banks notify the Agent (A) that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Banks of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period or (B) that Dollar deposits for the relevant amounts and Interest Period for their respective Advances are not available to them in the London interbank market, the Agent shall forthwith so notify the Borrower and the Banks, whereupon

            (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

            (ii) the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

            (d) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the Banks and such Revolving Credit Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances (or if such Advances are then Base Rate Advances, will continue as Base Rate Advances).

            (e) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such Advances into Eurodollar Rate Advances shall terminate.

            (f) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

      Section 2.10 Optional and Mandatory Prepayments; Required Cash Collateral.
(a) The Borrower shall have no right to prepay any principal amount of any Advance other than as provided in this Section 2.10. The Borrower may, upon notice given to the Agent before 11:00 A.M. (New York City time) on the first Business Day prior to the date of prepayment in the case of Base Rate Advances or upon at least three Business Days' notice to the Agent in the case of Eurodollar Rate Advances, in each case stating the proposed date (which shall be a Business Day) and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 in the case of Eurodollar Rate Advances and $5,000,000 in the case of Base Rate Advances and in integral multiples of $1,000,000, and after giving effect thereto no Borrowing then outstanding shall have a principal amount of less than $5,000,000; and (y) in the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Banks in respect thereof pursuant to Section 8.04(b).

            (b) At any time prior to the Collateral Release Date, if the aggregate Unused Revolving Credit Commitments of the Banks at such time would be less than the aggregate Reduced Amounts at such time, the outstanding principal amounts of the Advances shall be prepaid (and the outstanding Letters of Credit shall be cash collateralized, if necessary, by a deposit in the L/C Cash Collateral Account) at such time to the extent necessary to eliminate such difference. Any prepayment of the Advances under this Section 2.10(b) shall be made together with (i) accrued interest to the date of such prepayment on the principal amount prepaid and (ii) in the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Banks in respect thereof pursuant to Section 8.04(b).

      Section 2.11 Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent (except that payments under
Section 2.08 shall be paid directly to the Bank entitled thereto) at Two Penns Way, Suite 200, New Castle, Delaware 19720, in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, Commitment Fees or Letter of Credit Fees ratably (except amounts payable pursuant to Section 2.12 or Section 2.13 and except that any Bank may receive less than its ratable share of interest to the extent Section
8.06 is applicable to it) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.08(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. At the time of each payment of any principal of or interest on any Borrowing to the Agent, the Borrower shall notify the Agent of the Borrowing to which such payment shall apply. In the absence of such notice the Agent may specify the Borrowing to which such payment shall apply.

            (b) All computations of interest based on the Base Rate (except during such times as the Base Rate is determined pursuant to clause (c) of the definition thereof), of Commitment Fees and of Letter of Credit Fees shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Federal Funds Rate or, during such times as the Base Rate is determined pursuant to clause (c) of the definition thereof, the Base Rate shall be made by the Agent, and all computations of interest pursuant to Section 2.07 shall be made by a Bank, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent (or in the case of Section 2.07, by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

            (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, Commitment Fees and Letter of Credit Fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

            (d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

      Section 2.12 Increased Costs and Capital Requirements. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation by any governmental authority charged with the interpretation or administration thereof or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining any Eurodollar Rate Advance or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.12, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Bank is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, within 15 days after demand by such Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost; provided, however, that the Borrower shall not be required to pay to such Bank any portion of such additional amounts that are incurred more than 90 days prior to any such demand, unless such additional amounts had not been imposed or were not determinable on the date that is 90 days prior to such demand. A certificate setting forth in reasonable detail the amount of such increased cost, submitted to the Borrower and the Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error.

            (b) If following the introduction of or any change in any applicable law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) any Bank determines that compliance by such Bank with any such law or regulation or guideline or request regarding capital adequacy affects or would affect the amount of capital required or expected to be maintained by such Bank or any Person controlling such Bank and that the amount of such capital is increased by or based upon the existence of such Bank's commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in Letters of Credit (or similar contingent obligations), then, within 15 days after demand by such Bank (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank or such Person in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance of or participation in any Letters of Credit; provided, however, that the Borrower shall not be required to pay to such Bank any portion of such additional amounts that are incurred more than 90 days prior to any such demand, unless such additional amounts had not been imposed or were not determinable on the date that is 90 days prior to such demand. A certificate setting forth in reasonable detail such amounts submitted to the Borrower and the Agent by such Bank shall be conclusive and binding for all purposes, absent manifest error.

            (c) Each Bank shall make reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any increased costs under this Section 2.12 or to eliminate the amount of any such increased cost which may thereafter accrue; provided that no such selection or change of the jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Bank, such selection or change would be disadvantageous to such Bank.

      Section 2.13 Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges and withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its overall net income (including branch profits), and franchise taxes imposed on or measured by net income, by the jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its overall net income(including branch profits), and franchise taxes imposed on or measured by net income, by the jurisdiction of such Bank's Applicable Lending Office or principal executive office or any political subdivision thereof, and all liabilities with respect thereto (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"), except as may otherwise be required by law. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Agent, (i) the sum payable shall be increased by such amount (an "Additional Amount") as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made,
(ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Any such payment by the Borrower shall be made in the name of the relevant Bank or the Agent (as the case may be).

            (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any of the Notes (hereinafter referred to as "Other Taxes").

            (c) The Borrower will indemnify each Bank and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) imposed on or paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payments under any indemnification provided for in this Section 2.13(c) shall be made within 30 days from the date such Bank or the Agent (as the case may be) makes written demand therefor describing such Taxes or Other Taxes in reasonable detail.

            (d) If the Agent or a Bank reasonably determines that it has finally and irrevocably received a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid Additional Amounts, pursuant to this Section 2.13, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent such refund is attributable, as reasonably determined by such Agent or Bank, to such indemnity payments made, or Additional Amounts paid, by the Borrower under this Section 2.13 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Agent or Bank and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided, however, that the Borrower, upon the request of the Agent or Bank, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges, if any, imposed by the relevant taxation authority in respect of such repayment) to the Agent or Bank in the event the Agent or Bank is required to repay such refund to the applicable taxation authority. Nothing contained in this Section 2.13(d) shall interfere with the right of the Agent or any Bank to arrange its tax affairs in whatever manner it determines appropriate nor oblige the Agent or any Bank to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require the Agent or any Bank to do anything that would prejudice its ability to benefit from any other tax relief to which it may be entitled.

            (e) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof (or other evidence of payment reasonably satisfactory to the Agent). In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel reasonably acceptable to the Agent stating that such payment is exempt from Taxes imposed by the jurisdiction from which such payment is made. For purposes of this Section 2.13(e) and Section 2.13(f), the terms "United States" and "United States person" shall have the meanings specified in
Section 7701 of the Code.

            (f) Each Bank organized under the laws of a jurisdiction outside the United States, (i) on or prior to the date of the Initial Extension of Credit in the case of each such Bank listed on the signature pages hereof, (ii) on the date of the Assignment and Acceptance pursuant to which it becomes a Bank, (iii) on or before the date, if any, it changes its Applicable Lending Office, and (iv) from time to time thereafter if reasonably requested in writing by the Borrower or the Agent or promptly upon the obsolescence or invalidity of any form previously delivered by such Bank (but only so long as such Bank remains lawfully able to do so), shall provide the Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI (or, in the case of a Bank that is entitled to claim exemption from withholding of United States federal income tax under Section 871(h) or 881(c) of the Code, (A) a certificate representing that such Bank is not a "bank" for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) and (B) Internal Revenue Service Form W-8BEN), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, properly completed and duly executed by such Bank, certifying that such Bank is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes (or, in the case of a Bank providing the certificate described in clause
(A), certifying that such Bank is a foreign corporation, partnership, estate or trust). If the forms provided by a Bank at the time such Bank first becomes a party to this Agreement indicate or require a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes for purposes of this Section 2.13 unless and until such Bank provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Bank becomes a party to this Agreement (or the date, if any, a Bank changes its Applicable Lending Office), the Bank assignor (or such Bank) was entitled to payments under subsection (a) of this Section 2.13 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes, subject to the provisions of this subsection (f)) United States withholding tax, if any, applicable with respect to the Bank assignee (or such Bank) on such date.

            (g) For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form described in subsection (f) above (other than if such failure is due to a change in law, or in the interpretation or application thereof by any governmental authority charged with the interpretation or application thereof, occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (f) above), such Bank shall not be entitled to indemnification or payment of an Additional Amount under subsection (a) or (c) of this Section
2.13 with respect to Taxes imposed by the United States to the extent such United States Taxes exceed the United States Taxes that would have been imposed had such form been provided; provided, however, that should a Bank become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

            (h) Any Bank claiming any indemnity payment or Additional Amounts payable pursuant to this Section 2.13 shall use commercially reasonable efforts (consistent with its generally applicable internal policy and legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to designate a different Applicable Lending Office following the reasonable request in writing of the Borrower if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or Additional Amounts that may thereafter accrue and would not, in the sole determination of such Bank, require the disclosure of information that the Bank reasonably considers confidential, or be otherwise disadvantageous to such Bank.

      Section 2.14 Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on the Advances owing to it (except amounts payable pursuant to Sections 2.08, 2.12 or 2.13, and except that any Bank may receive less than its ratable share of interest to the extent Section 8.06 is applicable to it) in excess of its ratable share of payments on account of the principal of or interest on the Advances obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Advances owing to them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank's ratable share (according to the proportion of (i) the amount of the participation purchased from such Bank as a result of such excess payment to (ii) the total amount of such excess payment) of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (i) the amount of such Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this
Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

      Section 2.15 Illegality. Notwithstanding any other provision of this Agreement, if any Bank ("Affected Bank") shall notify the Borrower and the Agent that the introduction of or any change in any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Bank, or its Eurodollar Lending Office, to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Affected Bank to make, or to Convert Advances into, Eurodollar Rate Advances shall forthwith be suspended (and any request by the Borrower for a Borrowing comprised of Eurodollar Rate Advances shall, as to each Affected Bank, be deemed a request for a Base Rate Advance to be made on the same day as the Eurodollar Rate Advances of the Banks that are not Affected Banks and such Base Rate Advance shall be considered as part of such Borrowing) until the Affected Bank shall notify the Borrower, the Banks and the Agent that the circumstances causing such suspension no longer exist and (ii) forthwith after such notice from an Affected Bank to the Agent and the Borrower, all Eurodollar Rate Advances of such Affected Bank shall be deemed to be Converted to Base Rate Advances (but will otherwise continue to be considered as a part of the respective Borrowings that they were a part of prior to such Conversion); provided, however, that, before making any such demand, such Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Bank or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Bank, be otherwise materially disadvantageous to such Bank. In the event any Bank shall notify the Agent of the occurrence of any circumstance contemplated under this
Section 2.15, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Rate Advances that would have been made by such Bank or the Converted Eurodollar Rate Advances shall instead be applied to repay the Base Rate Advances made by such Bank in lieu of such Eurodollar Rate Advances or resulting from the Conversion of such Eurodollar Rate Advances and shall be made at the time that payments on the Eurodollar Rate Advances of the Banks that are not Affected Banks are made. Each Bank that has delivered a notice of illegality pursuant to this Section 2.15 above agrees that it will notify the Borrower as soon as practicable if the conditions giving rise to the illegality cease to exist.

      Section 2.16 Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.02(b), 2.09 and 2.15, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that (i) any Conversion of any Eurodollar Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, except as provided in Section 2.15, and (ii) Advances comprising a Borrowing may not be Converted into Eurodollar Rate Advances if the outstanding principal amount of such Borrowing is less than $10,000,000 or if any Event of Default under Section 6.01(a) shall have occurred and be continuing on the date the related notice of Conversion would otherwise be given pursuant to this Section 2.16. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower. If any Event of Default under Section 6.01(a) shall have occurred and be continuing on the third Business Day prior to the last day of any Interest Period for any Eurodollar Rate Advances, the Borrower agrees to Convert all such Advances into Base Rate Advances on the last day of such Interest Period.

      Section 2.17 Replacement or Removal of Bank. In the event that any Bank shall claim payment of any increased costs pursuant to Section 2.12 or any additional amounts pursuant to Section 2.13, or exercises its rights under
Section 2.15, the Borrower shall have the right, if no Default or Event of Default then exists, to (a) replace such Bank with an Eligible Assignee in accordance with Section 8.08(a), (b) and (d) (including execution of an appropriate Assignment and Acceptance); provided that such Eligible Assignee (i) shall unconditionally offer in writing (with a copy to the Agent) to purchase on a date therein specified all of such Bank's rights hereunder and interest in the Advances owing to such Bank and the Note held by such Bank without recourse at the principal amount of such Note plus interest, Commitment Fees and Letter of Credit Fees accrued thereon to the date of such purchase, and (ii) shall execute and deliver to the Agent an Assignment and Acceptance, as assignee, pursuant to which such Eligible Assignee becomes a party hereto with a Commitment equal to that of the Bank being replaced (plus, if such Eligible Assignee is already a Bank, the amount of its Commitment prior to such replacement), provided, further, that no Bank or other Person shall have any obligation to increase its Commitment or otherwise to replace, in whole or in part, any Bank or (b) remove such Bank without replacing it; provided that the Borrower may not remove a Bank pursuant to this clause (b) if the aggregate Commitments of all Banks so removed would exceed $100,000,000. Upon satisfaction of the requirements set forth in the first sentence of this Section 2.17, acceptance of such offer to purchase by the Bank to be replaced, payment to such Bank of the purchase price in immediately available funds by the Eligible Assignee replacing such Bank, execution of such Assignment and Acceptance by such Bank, such Eligible Assignee and the Agent, the payment by the Borrower of all requested costs accruing to the date of purchase which the Borrower is obligated to pay under Section 8.04 and all other amounts owed by the Borrower to such Bank (other than Commitment Fees and Letter of Credit Fees accrued for the account of such Bank and the principal of and interest on the Advances of such Bank purchased by such Eligible Assignee) and notice by the Borrower to the Agent that such payment has been made, such Eligible Assignee shall constitute a "Bank" hereunder with a Commitment as so specified and the Bank being so replaced shall no longer constitute a "Bank" hereunder except that the rights under Sections 2.07, 2.12,
2.13 and 8.04 of the Bank being so replaced shall continue with respect to events and occurrences before or concurrently with its ceasing to be a "Bank" hereunder. If, however, (x) a Bank accepts such an offer and such Eligible Assignee fails to purchase such rights and interest on such specified date in accordance with the terms of such offer or such Eligible Assignee or the Agent fails to execute the relevant Assignment and Acceptance, the Borrower shall continue to be obligated to pay the increased costs to such Bank pursuant to
Section 2.12 or the additional amounts pursuant to Section 2.13, as the case may be, or (y) the Bank proposed to be replaced fails to accept such purchase offer or to execute the relevant Assignment and Acceptance, the Borrower shall not be obligated to pay to such Bank such increased costs or additional amounts incurred or accrued from and after the date of such purchase offer.

      Section 2.18 Evidence of Indebtedness. Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Advance owing to such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder. The Borrower agrees that upon notice by any Bank to the Borrower (with a copy of such notice to the Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Bank to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Bank, the

Borrower shall promptly execute and deliver to such Bank, with a copy to the Agent, a Note in substantially the form of Exhibit A hereto, payable to the order of such Bank in a principal amount equal to the Revolving Credit Commitment of such Bank. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

                                  ARTICLE III
                              CONDITIONS OF LENDING

      Section 3.01 Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (the "Effective Date") on which the Agent shall have received counterparts of this Agreement duly executed by the Borrower and all of the Banks and the following additional conditions precedent shall have been satisfied, except that Section 2.04(a) shall become effective as of the first date on which the Agent shall have received counterparts of this Agreement duly executed by the Borrower and all of the Banks:

            (a) The Borrower shall have notified the Agent in writing as to the proposed Effective Date.

            (b) Each of the Agent and the Co-Lead Arrangers shall be reasonably satisfied in all material respects with (i) the structure of the Plan of Reorganization and the other aspects of the Transaction (excluding the terms of the settlement contemplated thereby and the amount of the Settlement Payments to the extent, in each case, such terms and amount are not materially different from those set forth in the March 2004 10-Q) and all related tax, legal and accounting matters, (ii) the capitalization, corporate or organizational, and legal structure and equity ownership of the Borrower and its material Subsidiaries (including, without limitation, the charters and bylaws of each of the Borrower and its material Subsidiaries and each agreement or instrument relating thereto) after giving effect to the Transaction and (iii) the projected financial condition of the Borrower and its subsidiaries on a consolidated basis following the consummation of the Plan of Reorganization.

            (c) Each of the Agent and the Co-Lead Arrangers shall be reasonably satisfied that there has been no material adverse change since June 10, 2004 (which shall not be deemed to refer to the contemplated restructurings disclosed to the Co-Lead Arrangers on or prior to such date) in either (i) the corporate and legal structure and capitalization of the Borrower and its material Subsidiaries, including, without limitation, the charters and bylaws of each of the Borrower and each of its material Subsidiaries and each agreement or instrument relating thereto or (ii) the projected financial condition of the Borrower and its Subsidiaries on a consolidated basis following the Order Entry.

            (d) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Agent and (except for the Notes) in sufficient copies for each Bank:

                  (i) The Notes to the order of the Banks to the extent requested by any Bank pursuant to Section 2.18.

                  (ii) An amended and restated share pledge agreement in substantially the form of Exhibit F hereto (together with each other pledge agreement and pledge agreement supplement delivered pursuant to Section 5.01(i), in each case as amended, the "Pledge Agreement"), duly executed by the Borrower and HESI in favor of the Collateral Agent, together with (to the extent not heretofore provided):

                        (A) to the extent such Pledged Equity is certificated, certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank;

                        (B) financing statements in proper form for filing under the Uniform Commercial Code of all jurisdictions that the Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Pledge Agreement, covering the Collateral described in the Pledge Agreement;

                        (C) completed requests for information, dated on or before the date of the Initial Extension of Credit, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements; and

                        (D) except for the filing of financing statements to occur after the Effective Date and except as otherwise permitted by the Loan Documents, evidence that all other action that the Agent may reasonably deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Pledge Agreement has been taken.

                  (iii) An amended and restated subsidiary guaranty in
            substantially the form of Exhibit G hereto (together with each other subsidiary guaranty and subsidiary agreement supplement delivered by a Subsidiary Guarantor pursuant to Section 5.01(i), in each case as amended, the "Subsidiary Guaranty"), duly executed by each Subsidiary Guarantor in favor of the Agent, the Banks, the Three-Year Agent, the Three-Year Banks, the LC Agent and the LC Banks.

                  (iv) An amended and restated collateral trust agreement in substantially the form of Exhibit H hereto (together with each other collateral trust agreement supplement delivered by a Loan Party pursuant to Section 5.01(i), in each case as amended, the "Collateral Trust Agreement"), duly executed by the Borrower, HESI and the Collateral Agent.

                  (v) Certified copies of the resolutions of the Board of Directors, members or partners of each Loan Party approving each Loan Document to which such Loan Party is or is to be a party, and of all documents evidencing other necessary corporate or organizational action and governmental approvals, if any, with respect to each Loan Document to which such Loan Party is or is to be a party.

                  (vi) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which such Loan Party is or is to be a party and the other documents to be delivered by such Loan Party hereunder.

                  (vii) A certificate of an officer of the Borrower stating the respective ratings by each of S&P and Moody's, respectively, of the senior unsecured long-term debt of the Borrower as in effect on the Effective Date.

                  (viii) A letter addressed to the Agent from the Borrower with respect to the Senior Unsecured Credit Facility Agreement stating that (i) all the "Commitments" (as defined in the Senior Unsecured Credit Facility Agreement) of the "Banks" (as defined in the Senior Unsecured Credit Facility Agreement) have been terminated, (ii) no "Advances" (as defined in the Senior Unsecured Credit Facility Agreement) are outstanding under the Senior Unsecured Credit Facility Agreement, and (iii) all fees and other amounts known by the Borrower to be payable under the Senior Unsecured Credit Facility Agreement have been paid in full.

                  (ix) A favorable opinion of Bruce A. Metzinger, Assistant Secretary and Assistant General Counsel for the Borrower, in substantially the form of Exhibit C-1 hereto.

                  (x) A favorable opinion of Baker Botts LLP, counsel for the Loan Parties, in substantially the form of Exhibit C-2 hereto.

                  (xi) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

            (e) There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to have a Material Adverse Effect other than the Disclosed Litigation or (ii) purports to affect the legality, validity or enforceability of the Borrower's or any Subsidiary Guarantor's obligations or the rights and remedies of the Banks relating to the Agreement and the other Loan Documents, and except as set forth in Schedule 4.01(f) to this Agreement, there shall have been no material adverse change in the status, or financial effect on the Borrower and its subsidiaries on a consolidated basis, of the Disclosed Litigation from that described to the Agent on or prior to June 10, 2004.

            (f) There shall have occurred no material adverse change (which term shall not be deemed to refer to the commencement of the Chapter 11 Cases) in the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its subsidiaries, on a consolidated basis, since December 31, 2003, except as disclosed in the March 2004 10-Q, except as disclosed to the Agent, the Co-Lead Arrangers and the Banks on the Banks' conference calls on June 15, 2004 and June 29, 2004 and except for the accounting charges taken and to be taken by the Borrower directly in connection with the Settlement Payments and except as set forth in Schedule 4.01(f) to this Agreement, and the Agent shall have received a certificate signed by a Responsible Officer of the Borrower stating that the condition in this Section 3.01(f) has been satisfied as of the Effective Date.

            (g) Each of the Agent and the Co-Lead Arrangers shall be satisfied that the Borrower and its subsidiaries are not subject to material contractual or other restrictions that would be violated by the Transaction, including the incurrence of indebtedness under this Agreement, the granting of guarantees and collateral and the payment of dividends by subsidiaries.

            (h) Except as otherwise permitted by the Loan Documents, all governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Agent and the Co-Lead Arrangers) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Agent and the Co-Lead Arrangers that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

            (i) On the Effective Date, the following statements shall be true and the Agent shall have received a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

                  (i)   The representations and warranties contained in Section
            4.01 are correct on and as of the Effective Date,

                  (ii) No event has occurred and is continuing that constitutes a Default,

                  (iii) Any default under the Borrower's or any of its material
            Subsidiaries' material debt instruments that would be triggered by the filing of the Chapter 11 Cases and related transactions has been permanently waived or amended,

                  (iv) The Borrower has disclosed to the Agent (A) all material potential cash collateral and/or reimbursement obligations under letters of credit and (B) all material potential liabilities with respect to sureties, in each case, existing prior to the date hereof, that might arise as a result of the filing of the Chapter 11 Cases and related transactions, and

                  (v) To the Borrower's knowledge, the Borrower will not be required for any reason due to events or circumstances existing prior to the Effective Date to cause its consolidated financial statements for fiscal year 2001 or 2002 to be reaudited or restated after the Effective Date, except in order to reflect changes in the Borrower's segment reporting.

            (j) All accrued fees and reasonable out-of-pocket expenses of the Co-Lead Arrangers (including the reasonable fees and expenses of counsel to the Co-Lead Arrangers for which invoices have been submitted) shall have been paid.

            (k) The Borrower shall have paid all accrued fees and reasonable out-of-pocket expenses of the Agent (including reasonable fees and expenses of counsel for which invoices have been submitted).

      Section 3.02 Conditions Precedent to Each Revolving Credit Advance and Each Issuance and Renewal of Each Letter of Credit. The obligation of each Bank to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Revolving Credit Bank pursuant to Section 2.03(c)) (including, without limitation, the initial Revolving Credit Advance) and each Issuing Bank to issue or renew Letters of Credit (including the initial Letter of Credit) shall be subject to the conditions precedent that on the date of such Advance or such issuance of a Letter of Credit, the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing or Notice of Issuance and Application for Letter of Credit and the acceptance by the Borrower of the proceeds of the Borrowing of which such Advance or of such Letter of Credit or of the renewal of such Letter of Credit is a part shall constitute a representation and warranty by the Borrower that on the date of such Advance or such issuance or renewal such statements are true):

                  (i)   the representations and warranties contained in Section
            4.01 (other than, in the case of a Revolving Credit Borrowing, if the Borrower specifies in the Notice of Revolving Credit Borrowing that the proceeds of the related Revolving Credit Advance shall be used to repay the Borrower's Obligations under one of the Borrower's commercial paper programs, those representations and warranties contained in Section 4.01(f) and 4.01(g)) are correct on and as of the date of such Revolving Credit Advance or such Letter of Credit (other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct as of such earlier date), before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date.

                  (ii) no event has occurred and is continuing, or would result from such Borrowing or such issuance or renewal or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default, and

                  (iii) there exists no request or directive issued by any
            governmental authority, central bank or comparable agency, injunction, stay, order, litigation or proceeding purporting to affect or calling into question the legality, validity or enforceability of any Loan Document or the consummation of any transaction (including any Advance or proposed Advance or issuance or renewal of a Letter of Credit or proposed Letter of Credit) contemplated hereby.

      Section 3.03 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, the Agent, the Co-Lead Arrangers and each Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Persons unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Person prior to the date that the Borrower, by notice to the Agent, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Banks and the Borrower of the occurrence of the Effective Date, which notice shall be conclusive and binding.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

      Section 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

            (a) Each Loan Party and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite organizational power and authority to own its properties, to conduct its business as now being conducted and to execute, deliver and perform each Loan Document to which it is or is to be a party, except for any failures to be so organized, existing, qualified to do business or in good standing or to have such power and authority as would not, individually or in the aggregate, have a Material Adverse Effect.

            (b) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party and the consummation of the transactions contemplated hereby (including, without limitation, the Transaction, each Revolving Credit Borrowing and issuance or renewal of a Letter of Credit hereunder and the use of the proceeds thereof) and the transactions contemplated thereby (i) are within such Loan Party's organizational power, (ii) have been duly authorized by all necessary organizational action, and (iii) do not contravene (A) such Loan Party's certificate of organization or by-laws, (B) any law, rule, regulation, order, writ, injunction or decree, or (C) any contractual restriction under any material agreements binding on or affecting such Loan Party or any Subsidiary of such Loan Party or any other contractual restriction the contravention of which would have a Material Adverse Effect.

            (c) No authorization, approval, consent, license or other action by, and no notice to or filing with, any governmental authority, regulatory body or other Person is required for the due execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby (including, without limitation, the Transaction (other than the Order Entry), each Revolving Credit Borrowing and issuance or renewal of a Letter of Credit hereunder and the use of the proceeds thereof) and the transactions contemplated thereby, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (ii) the UCC filings referred to in Section 3.01, (iii) approvals that would be required under agreements that are not material agreements and (iv) as otherwise permitted by the Loan Documents.

            (d) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto and constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally.

            (e) The Financial Statements have been reported on by KPMG LLP and fairly present the consolidated financial position of the Borrower and its consolidated subsidiaries as at such date and the consolidated results of their operations and cash flows for the year then ended, all in accordance with GAAP. The unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at March 31, 2004 and the related unaudited consolidated statements of income and cash flows of the Borrower and its consolidated subsidiaries for the three months then ended, included in the Borrower's March 2004 10-Q, fairly present, subject to year-end audit adjustments, the consolidated financial position of the Borrower and its consolidated subsidiaries as at such date and the consolidated results of their operations and cash flows for the three months ended on such date, all in accordance with GAAP. Since December 31, 2003 through the date hereof there has been no material adverse change (which shall not be deemed to refer to the filing of the Chapter 11 Cases or to the accounting charge taken and to be taken by the Borrower directly in connection with the Settlement Payments) in the condition (financial or otherwise), operations or business of the Borrower and its Subsidiaries, taken as a whole, except as disclosed in the March 2004 10-Q and Schedule 4.01(f) to this Agreement and except as disclosed to the Agent, the Co-Lead Arrangers and the Banks on the Banks' conference calls on June 15, 2004 and June 29, 2004.

            (f) Except as set forth in the Borrower's Form 10-K/A for the year ended December 31, 2003, the March 2004 10-Q, Schedule 4.01(f) to this Agreement and, from and after the occurrence of the Collateral Release Date, except for litigation, investigations and proceedings arising after the date hereof that are described in reasonable detail in a notice from the Borrower to the Agent, there is no litigation, investigation or proceeding pending or, to the Borrower's knowledge, threatened against or affecting the Borrower, any of its Subsidiaries or any of its or their respective rights or properties before any court or by or before any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) that could reasonably be expected to have a Material Adverse Effect or (ii) that in any manner draws into question or purports to affect (A) prior to the Collateral Release Date, the Transaction (other than objections to the Plan of Reorganization and appeals of the confirmation order entered by the Bankruptcy Court in connection therewith) or (B) any other transaction contemplated hereby or the legality, validity, binding effect or enforceability of any Loan Document.

            (g) Schedule 4.01(g) hereto constitutes a complete and accurate list of all pending non-US lawsuits as of the date hereof against the Borrower and its Subsidiaries (including, without limitation, claims arising through a Subsidiary not listed on Schedule II hereto) asserting exposure to asbestos, asbestos-related products, silica and/or silica-related products and, except as set forth in such Schedule 4.01(g) and other non-material asbestos or silica claims disclosed to the Co-Lead Arrangers in writing on or prior to the date hereof, the Borrower has not been notified of (A) any claims against the Borrower and its Subsidiaries asserting exposure to asbestos, asbestos-related products, silica and/or silica-related products which will not be resolved pursuant to the Order Entry or (B) any adoption or change of any statute, rule or regulation affecting such claims or future claims against the Borrower and its Subsidiaries asserting exposure to asbestos, asbestos-related products, silica and/or silica-related products, in each case, which could be reasonably expected to have a Material Adverse Effect.

            (h) Schedule 4.01(h) hereto lists all of the Borrower's domestic Subsidiaries as of the date hereof.

            (i) Neither any Loan Party nor any Subsidiary of a Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). Following the application of the proceeds of each Advance and each Letter of Credit,
      (i) not more than 25% of the value of the assets of the Borrower that are subject to any arrangement with the Agent or any Bank (herein or otherwise) whereby the Borrower's right or ability to sell, pledge or otherwise dispose of assets is in any way restricted (or pursuant to which the exercise of any such right is or may be cause for accelerating the maturity of all or any portion of the Advances or any other amount payable hereunder or under any such other arrangement), will be margin stock (within the meaning of Regulation U); and (ii) not more than 25% of the value of the assets of the Borrower and its Subsidiaries that are subject to any arrangement with the Agent or any Bank (herein or otherwise) whereby the right or ability of the Borrower or any of its Subsidiaries to sell, pledge or otherwise dispose of assets is in any way restricted (or pursuant to which the exercise of any such right is or may be cause for accelerating the maturity of all or any portion of the Advances or any other amount payable hereunder or under any such other arrangement), will be any such margin stock. No proceeds of any Advance or any Letter of Credit will be used in any manner that is not permitted by Section 5.02.

            (j) No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

            (k) Neither any Loan Party nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

            (l) No statement or information contained in this Agreement or any other document, certificate or statement furnished to the Agent or the Banks by or on behalf of the Borrower for use in connection with the transactions contemplated by this Agreement or the Notes (as modified or supplemented by other information furnished) contains as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made; provided, however, that, with respect to any such information, exhibit or report consisting of statements, estimates, pro forma financial information, forward-looking statements and projections regarding the future performance of the Borrower or any of its Subsidiaries ("Projections"), no representation or warranty is made other than that such Projections have been prepared in good faith based upon assumptions believed to be reasonable at the time.

            (m) Neither the Borrower nor any of its Subsidiaries is in violation of any laws relating to terrorism or money laundering, including, without limitation, the Patriot Act, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE V
                            COVENANTS OF THE BORROWER

      Section 5.01 Affirmative Covenants. So long as any Advance or any other amount payable by any Loan Party hereunder or under any other Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Commitment hereunder, the Borrower will, unless the Required Banks shall otherwise consent in writing:

            (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable law, rules, regulations and orders (including, without limitation, ERISA and environmental laws and permits) except to the extent that failure to so comply (in the aggregate for all such failures) could not reasonably be expected to have a Material Adverse Effect.

            (b)   Preservation of Corporate or Organizational Existence, Etc.
      (i) Preserve and maintain and cause each of its Subsidiaries to preserve and maintain (unless, in the case of any Subsidiary, (A) such Loan Party or Subsidiary determines that such preservation and maintenance is no longer necessary in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and (B) the failure to so preserve and maintain would not impair the Collateral in any material respect), its corporate or organizational existence, rights (charter and statutory), franchises, permits, licenses, approvals and privileges in the jurisdiction of its organization; provided, however, that such Loan Party and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d) and provided further that neither such Loan Party nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) qualify and remain qualified and cause each of its Subsidiaries to qualify and remain qualified, as a foreign organization in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, except where the failure to so qualify or remain qualified could not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect.

            (c) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments, charges and like levies levied or imposed upon it or upon its income, profits or Property prior to the date on which penalties attach thereto and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its Property; provided that neither the Borrower nor any Subsidiary shall be required to pay and discharge any such tax, assessment, charge, levy or claim if the failure to do so (in the aggregate for all such failures) could not reasonably be expected to have a Material Adverse Effect.

            (d)   Reporting Requirements. Furnish to the Agent:

                  (i) not later than 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, (1) the consolidated and, prior to the Collateral Release

            Date, consolidating (provided that such statements prepared on a consolidating basis need not be audited and shall only relate to each of the "Energy Services Group" and the "Engineering and Construction Group") balance sheets of the Borrower and its consolidated subsidiaries as at the end of such quarter and the consolidated and, prior to the Collateral Release Date, consolidating (with respect only to each of the "Energy Services Group" and the "Engineering and Construction Group") statements of income and cash flows of the Borrower and its consolidated subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail, and (2) a copy of the Borrower's Form 10-Q for such quarter as filed with the SEC and copies of each Form 8-K (other than press releases) filed by the Borrower with the SEC during such quarter;

                  (ii) not later than 120 days after the end of each fiscal year of the Borrower, (1) copies of the audited consolidated balance sheet and, prior to the Collateral Release Date, unaudited consolidating balance sheet (with respect only to each of the "Energy Services Group" and the "Engineering and Construction Group") of the Borrower and its consolidated subsidiaries as at the end of such fiscal year and audited consolidated statements and, prior to the Collateral Release Date, unaudited consolidating statements (provided that such statements prepared on a consolidating basis need not be audited and shall only relate to each of the "Energy Services Group" and the "Engineering and Construction Group") of income, retained earnings and cash flows of the Borrower and its consolidated subsidiaries for such fiscal year, and (2) a copy of the Borrower's Form 10-K for such year as filed with the SEC and copies of each Form 8-K filed by the Borrower with the SEC during such year (other than those Forms 8-K previously delivered to the Banks in accordance with Section 5.01(d)(i) and press releases);

                  (iii) within five Business Days after filing with the SEC, copies of all registration statements (other than on Form S-8), proxy statements and Schedules 13-D filed by, or in respect of, the Borrower or any of its Subsidiaries with the SEC;

                  (iv) as soon as possible, and in any event within ten days after any Responsible Officer has obtained knowledge of the occurrence of any Default or Event of Default, written notice thereof setting forth details of such Default or Event of Default and the actions that the Borrower has taken and proposes to take with respect thereto;

                  (v) promptly (and in any event within five Business Days) after any change in, or withdrawal or termination of, the rating of any senior unsecured long-term debt of the Borrower by S&P or Moody's, notice thereof;

                  (vi) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its holders of common stock;

                  (vii) prior to the Collateral Release Date, promptly after the receipt thereof, notice of all actions and proceedings before any court, governmental or agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

                  (viii) such other information as any Bank through the Agent may from time to time reasonably request.

      Information required to be delivered pursuant to Sections 5.01(d)(i), 5.01(d)(ii), 5.01(d)(iii) or 5.01(d)(vi) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Agent that such information has been posted on the Borrower's website on the Internet at www.halliburton.com, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Banks without charge; provided that the Borrower shall deliver paper copies of the information referred to in such Sections to the Agent for distribution to (x) any Bank to which the above referenced websites are for any reason not available if such Bank has so notified the Borrower and (y) any Bank that has notified the Borrower that it desires paper copies of all such information; provided further that the Agent shall notify the Banks as provided in Section 8.02 of any materials delivered pursuant to this paragraph.

            (e) Inspections. At any reasonable time and from time to time, in each case upon reasonable notice to the Borrower and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, permit each Bank to visit and inspect the properties of the Borrower or any Subsidiary of the Borrower, and to examine and make copies of and abstracts from the records and books of account of the Borrower and its Subsidiaries and discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with its and their officers and independent accountants provided, however, that advance notice of any discussion with such independent public accountants shall be given to the Loan Parties, and the Loan Parties shall have the opportunity to be present at any such discussion.

            (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with GAAP.

            (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted.

            (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and, if a comparable arm's-length transaction is known by the Borrower, no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate; provided, however, that the foregoing restriction shall not apply to

                  (i) transactions between or among the Borrower and its subsidiaries;

                  (ii) transactions or payments pursuant to any employment arrangements or employee, officer or director benefit plans or arrangements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

                  (iii) to the extent permitted by law, customary loans,
            advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower or any of its Subsidiaries;

                  (iv) any transactions pursuant to agreements among the Borrower and/or its Subsidiaries and the Trusts entered into in connection with the Plan of Reorganization;

                  (v) transactions pursuant to any contract or agreement in effect on the date hereof, as the same may be amended, modified or replaced from time to time, so long as any such contract or agreement as so amended, modified or replaced is, taken as a whole, no less favorable to the Borrower and its Subsidiaries in any material respect than the contract or agreement as in effect on the date hereof;

                  (vi) any transaction or series of transactions between the Borrower or any Subsidiary and any of their joint ventures, provided that (a) such transaction or series of transactions is in the ordinary course of business and consistent with past practices of the Borrower, and/or its Subsidiaries and their joint ventures and
            (b) such Affiliate transaction involves aggregate consideration paid to such Affiliate not in excess of $35 million; or

                  (vii) any payment, distribution or other transaction of the type described in 5.02(c) and permitted thereunder.

            (i) Covenant to Guarantee Obligations and Give Security. (i) Subject to Section 5.01(i)(ii), upon the formation or acquisition after the date hereof and prior to the Collateral Release Date, of any new first-tier Subsidiaries by the Borrower or HESI, the Borrower shall, and, if applicable, shall cause HESI to, at the Borrower's or HESI's expense:

                        (A)   within 20 days after such formation or
                  acquisition, cause each such wholly-owned Subsidiary organized under the laws of a state of the United States, to duly execute and deliver to the Agent a Guaranty Supplement, guaranteeing the other Loan Parties' obligations under the Loan Documents; provided that no Project Finance Subsidiary, JV Subsidiary or Receivables Subsidiary shall be required to execute and deliver a Guaranty Supplement,

                        (B)   within 20 days after such formation or
                  acquisition, duly execute and deliver, to the Agent, Pledge Agreement supplements (together with certificates representing, in the case of such a Subsidiary organized under the laws of a state of the United States, 100% of the equity interests of such Subsidiary owned by the Borrower or HESI and, in the case of such a foreign Subsidiary, 66% of the equity interests of such foreign Subsidiary owned by the Borrower or HESI (excluding, in each case, the equity interests in any Project Finance Subsidiary or any Receivables Subsidiary), in each case accompanied by undated stock powers executed in blank), securing payment of all the Obligations of all Loan Parties under the Loan Documents and constituting Liens on all such properties,

                        (C)   within 20 days after such formation or
                  acquisition, take, and cause such Subsidiary to take whatever action (including, without limitation, the filing of Uniform Commercial Code financing statements and the giving of notices) may be necessary or advisable in the reasonable opinion of the Agent to vest in the Agent (or in any representative of the Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Pledge Agreement supplements delivered pursuant to this
                  Section 5.01(i), enforceable against all third parties in accordance with their terms,

                        (D)   within 60 days after such formation or
                  acquisition, deliver to the Agent, upon the reasonable request of the Agent, a signed copy of a favorable opinion, addressed to the Agent and the other Secured Holders, of in-house counsel of the Borrower or other counsel for the Loan Parties reasonably acceptable to the Agent as to the matters contained in clauses (A), (B) and (C) above, as to such Guaranty Supplements and Pledge Agreement supplements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and as to such other matters as the Agent may reasonably request, and

                        (E) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties and Pledge Agreement supplements.

                  (ii) Prior to the occurrence of the Collateral Release Date, upon (x) the occurrence of a Ratings Event or (y)(1) the formation or acquisition at any time after a Ratings Event of any new direct or indirect Specified Subsidiaries (as defined below) by any Loan Party or (2) the acquisition at any time after a Ratings Event of any property by any Loan Party, and such property, in the judgment of the Agent, shall not already be subject to a perfected first priority (subject to Liens permitted by Section 5.02(a)) security interest in favor of the Agent for the benefit of the Secured Holders, then the Borrower shall, and/or shall cause each Loan Party to, in each case at the Borrower's expense, and in each case subject to such reasonable and customary exceptions as the Agent may agree:

                        (A) in connection with the formation or acquisition of a domestic Subsidiary directly or indirectly wholly-owned by the Borrower or HESI (each such Subsidiary other than DII Industries LLC, Halliburton Affiliates LLC and each of their respective Subsidiaries, any Project Finance Subsidiary, any JV Subsidiary, any dormant Subsidiary and any Receivables Subsidiary being a "Specified Subsidiary"), within 20 days after such formation or acquisition, cause each such Specified Subsidiary, to duly execute and deliver to the Agent a Guaranty Supplement, guaranteeing the other Loan Parties' obligations under the Loan Documents,

                        (B) within 20 days after such Ratings Event, formation or acquisition, furnish to the Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries or such new Specified Subsidiary, as the case may be in detail reasonably satisfactory to the Agent,

                        (C) within 20 days after such Ratings Event, formation or acquisition, duly execute and deliver, and cause each such new Specified Subsidiary, if applicable (and each direct parent of such new Specified Subsidiary or JV Subsidiary shall pledge its equity in such Specified Subsidiary or JV Subsidiary) (if it has not already done so) to duly execute and deliver, to the Agent pledges, assignments, Pledge Agreement supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Agent, securing payment of all the Obligations of the applicable Loan Party, such new Specified Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such properties of the Loan Parties and

                  Specified Subsidiaries, including, without limitation, bank accounts; provided that (1) no JV Subsidiary shall be required to execute and deliver a pledge of its Equity Interest in a joint venture to the extent that the applicable joint venture agreement prohibits such a pledge, (2) no Project Finance Subsidiary, JV Subsidiary or Receivables Subsidiary shall be required to grant a security interest in its assets, (3) no pledge of Equity Interests in a Project Finance Subsidiary or a Receivables Subsidiary shall be required, (4) no such encumbrance shall be required as to property that is subject to a Lien permitted by Section 5.02(a) or that is already subject to an agreement (otherwise permitted by this Agreement), in each case, that prohibits the granting of Liens on such specific property and (5) no more than 66% of the equity interests owned by such Person in any foreign Subsidiary shall be required to be pledged.

                        (D) within 20 days after such Ratings Event, formation
                  or acquisition, take, and cause such new Specified Subsidiary, if applicable, or such parent to take, whatever action (including, without limitation, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Agent to vest in the Agent (or in any representative of the Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the pledges, assignments, Pledge Agreement supplements and security agreements delivered pursuant to this
                  Section 5.01(i)(ii), enforceable against all third parties in accordance with their terms,

                        (E) within 45 days after such Ratings Event, formation or acquisition, deliver to the Agent, deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust on the real property of the Loan Parties located in the United States with a value in excess of $1,000,000, except real property that is subject to a Lien permitted by Section 5.02(a) or that is already subject to an agreement (otherwise permitted by this Agreement), in each case, that prohibits the granting of such Liens on such specific property,

                        (F) within 60 days after such Ratings Event, formation or acquisition, deliver to the Agent, upon the reasonable request of the Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Agent and the other Secured Holders, of counsel for the Loan Parties reasonably acceptable to the Agent as to the matters contained in clauses
                  (A), (C), (D) and (E) above, as to such guaranties, guaranty supplements, mortgages, pledges, assignments, Pledge Agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clauses (D) and (E) above, as to such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and as to such other matters as the Agent may reasonably request,

                        (G) as promptly as practicable after such Ratings Event, request, formation or acquisition, deliver, upon the reasonable request of the Agent, with respect to each parcel of real property to be so mortgaged, owned or held by the entity that is the subject of such request, formation or acquisition title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Agent, and

                        (H) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, Pledge Agreement supplements and security agreements.

The time periods required by this Section 5.01(i)(ii) may, upon the Borrower's request, be extended at the option of the Agent by up to 15 Business Days in the event the Borrower is exercising commercially reasonable efforts to perform the actions required by such time periods but additional time is required to complete such actions. The granting and perfection of Collateral under this
Section 5.01(i) (including, without limitation, Collateral consisting of foreign Subsidiary stock pledges) will be subject to cost efficiency determinations reasonably made by the Co-Lead Arrangers in consultation with the Borrower, taking into account, among other things, adverse tax consequences, administrative procedures required by local law or practice, and other parameters to be agreed.

            (j) Further Assurances. At any time that the Banks are entitled to be secured by Collateral under the provisions of the Loan Documents,

            (i) promptly upon request by the Agent, or any Bank through the Agent, correct, and cause each other Loan Party promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

            (ii) promptly upon request by the Agent, or any Bank through the Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Agent, or any Bank through the Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party's or any of its Subsidiaries' properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Banks the rights granted or now or hereafter intended to be granted to the Secured Holders under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

      Section 5.02 Negative Covenants. So long as any Advance or any other amount payable by any Loan Party hereunder or under any other Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Commitment hereunder, the Borrower will not, without the written consent of the Required Banks:

            (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist,

      (x) prior to the Collateral Release Date, any Lien on or with respect to any of its Properties whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

                  (i)   Liens created under the Loan Documents;

                  (ii)  Permitted Liens;

                  (iii) Liens incurred pursuant to (A) the transactions
            contemplated by the Receivables Transfer Agreement, dated as of April 15, 2002, by and among Oilfield Services Receivables Corporation, a Delaware corporation, as transferor, Halliburton Energy Services, Inc., a Delaware corporation, individually and as collection agent, and the other parties thereto, and any replacement, extension or renewal thereof, and the receivables purchase agreement related thereto and (B) other Securitization Transactions;

                  (iv) Liens on or with respect to any of the properties of the Loan Parties and any of their Subsidiaries existing on the date hereof;

                  (v) (A) Liens upon or in property acquired (including acquisition through merger or consolidation) or constructed or improved by the Borrower or any of its Subsidiaries including general intangibles, proceeds and improvements, accessories and upgrades thereto and created contemporaneously with, or within 12 months after, such acquisition or the completion of construction or improvement to secure or provide for the payment of all or a portion of the purchase price of such property or the cost of construction or improvement thereof (including any Indebtedness incurred to finance such acquisition, construction or improvement), as the case may be and (B) Liens on property (including any unimproved portion of partially improved property) of the Borrower or any of its Subsidiaries created within 12 months of completion of construction of a new plant or plants on such property to secure all or part of the cost of such construction (including any Indebtedness incurred to finance such construction) if, in the opinion of the Borrower, such property or such portion thereof was prior to such construction substantially unimproved for the use intended by the Borrower; provided, however, no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved (including any unimproved portion of a partially improved property) including general intangibles, proceeds and improvements, accessories and upgrades thereto;

                  (vi) Liens arising in connection with capitalized leases permitted hereunder, provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such capitalized leases; and proceeds (including, without limitation, proceeds from associated contracts and insurances) of, and improvements, accessories and upgrades to, the property leased pursuant thereto;

                  (vii) any Lien existing on any property including general
            intangibles, proceeds and improvements, accessories and upgrades thereto prior to the acquisition (including acquisition through merger or consolidation) thereof by any Loan Party or any of their respective Subsidiaries or existing on any property of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that such a Lien is not created in contemplation or in connection with such acquisition or such Person becoming a Subsidiary and no such Lien shall be extended to cover property other than the asset being acquired including general intangibles, proceeds and improvements, accessories and upgrades thereto;

                  (viii) Liens to secure any extension, renewal, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements), in whole or in part, of any Indebtedness or other obligation secured by any Lien referred to in the foregoing clauses (ii), (iv), (v), (vi) and (vii), provided that
            (A) the principal amount of the Indebtedness or other obligation secured thereby is no greater than the outstanding principal amount of such Indebtedness or other obligation immediately before such extension, renewal, refinancing, refunding or replacement and (B) such Lien shall only extend to such assets as are already subject to a Lien in respect of such Indebtedness or other obligation;

                  (ix) Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements, option agreements and similar agreements in respect of the disposition of property or assets of the Borrower and its Subsidiaries (but in any event not securing Indebtedness), to the extent such dispositions are permitted hereunder and such Liens relate only to the assets or properties to be disposed of;

                  (x) Liens arising in connection with the pledge of any Equity Interests in any joint venture (that is not a Subsidiary), and liens on the assets of a JV Subsidiary, in each case to secure Joint Venture Debt of such joint venture and/or such JV Subsidiary. For purposes hereof, "Joint Venture Debt" shall mean Indebtedness and other obligations as to which the lenders will not, pursuant to the terms in the agreements governing such Indebtedness, have any recourse to the stock or assets of the Borrower or any Subsidiary, other than such pledged assets of such JV Subsidiary;

                  (xi) Lien on assets of the Filing Entities securing the DIP Credit Facility;

                  (xii) Liens on the Equity Interests of DII and Mid-Valley,
            Inc. in favor of the Trusts;

                  (xiii) Liens arising in connection with the pledge of any
            Equity Interests in any Project Finance Subsidiary, so long as such Liens secure only Project Financing;

                  (xiv) prejudgment Liens which are being contested in good
            faith by appropriate proceedings;

                  (xv) judgment Liens which are being contested in good faith by appropriate proceedings and Liens securing appeal or similar surety bonds therefor; provided that no Event of Default exists under Section 6.01(f) relating thereto;

                  (xvi) Liens in favor of customs and revenue authorities
            arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                  (xvii) netting provisions and setoff rights in favor of
            counterparties securing obligations under hedge agreements;

                  (xviii) Liens on assets under construction securing progress or partial payments relating to such assets;

                  (xix) the interest of a lessor or licensor under an operating lease or license under which the Borrower or any Subsidiary are lessee, sublessee or licensee, including protective financing statement filings; and

                  (xx) other Liens securing Indebtedness and obligations under hedge agreements outstanding in principal amount (in the case of Indebtedness) and mark-to-market value (in the case of hedge agreements) not to exceed $100,000,000 for all such secured Indebtedness and hedge agreements; provided, that no such Lien shall extend to or cover any Collateral; and

      (y) from and after the Collateral Release Date, any Lien on or with respect to any of its Properties whether now owned or hereafter acquired to secure Indebtedness or reimbursement obligations in respect of letters of credit, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

                  (i) Liens of the type identified in clause (iii) of Section 5.02(a)(x);

                  (ii) Liens of the type identified in clauses (iv), (v), (vi) and (vii) of Section 5.02(a)(x);

                  (iii) Liens to secure any extension, renewal, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements), in whole or in part, of any Indebtedness or other obligation secured by any Lien referred to in the foregoing clause (ii), provided that (A) the principal amount of the Indebtedness or other obligation secured thereby is no greater than the outstanding principal amount of such Indebtedness or other obligation immediately before such extension, renewal, refinancing, refunding or replacement and (B) such Lien shall only extend to such assets as are already subject to a Lien in respect of such Indebtedness or other obligation;

                  (iv)  Liens of the type identified in clauses (x), (xii) and
            (xiii) of Section 5.02(a)(x);

                  (v) Liens securing other Indebtedness and obligations under hedge agreements, provided that at the time of the creation, incurrence or assumption of any Indebtedness or obligation under a hedge agreement secured by such Liens and after giving effect thereto, the sum of the principal amount of such Indebtedness and the mark-to-market value of such obligations under hedge agreements secured by Liens permitted by this clause (v) shall not exceed, when taken together with the aggregate principal amount of Indebtedness of Subsidiaries outstanding pursuant to Section 5.02(b)(xi), 15% of Consolidated Net Worth as reflected in the most recent financial statements delivered pursuant to Section 5.01(d)(i) and (ii); and

                  (vi) Liens securing other Indebtedness provided that the Obligations of the Loan Parties hereunder and under the other Loan Documents are secured equally and ratably with such other Indebtedness.

            (b) Indebtedness of Subsidiaries. Permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness except:

                  (i) Indebtedness incurred in the ordinary course of business and consistent with the past practices of the Borrower's Subsidiaries;

                  (ii) Existing Indebtedness, including any extension, renewal, refinancing or replacement thereof;

                  (iii) Project Financing;

                  (iv) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

                  (v)   Indebtedness referred to in clauses (v) and (vi) of
            Section 5.02(a)(x) and secured by Liens permitted thereby;

                  (vi) Indebtedness of the Filing Entities incurred pursuant to the DIP Facility;

                  (vii) During such time as the Obligations of the Loan Parties under the Loan Documents are guaranteed by the Subsidiary Guarantors, guarantees of Obligations of the Borrower by such Subsidiary Guarantors under the Notes Agreements;

                  (viii) Indebtedness under the Loan Documents;

                  (ix)  Indebtedness under Securitization Transactions;

                  (x) Indebtedness of Subsidiary Guarantors so long as such Subsidiary remains a Subsidiary Guarantor for so long as such Indebtedness is outstanding or such Indebtedness is otherwise permitted by this Section 5.02(b);

                  (xi) From and after the Collateral Release Date, additional Indebtedness, provided that at the time of the creation, incurrence or assumption of such Indebtedness, the aggregate principal amount thereof taken together with the aggregate principal amount of outstanding Indebtedness incurred in reliance on this clause (xi) and the aggregate principal amount of outstanding Indebtedness secured by Liens permitted under clause (v) of Section 5.02(a)(y), shall not exceed 15% of Consolidated Net Worth, as reflected in the most recent financial statements delivered pursuant to Section 5.01(d)(i) and (ii);

                  (xii) Indebtedness of Subsidiaries that are special-purpose business trusts under trust preferred securities that are guaranteed by the Borrower; and

                  (xiii) Indebtedness under the Master LC Facility Agreement and the Three-Year Revolving Credit Agreement.

            (c) Restricted Payments. Prior to the Collateral Release Date, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower or to issue or sell any Equity Interests therein, except that:

                  (i) the Borrower may declare and may pay, once declared, dividends and distributions payable on stock of the Borrower only at levels per outstanding share in effect as of the Effective Date (such amount to be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend or similar transactions made after the date hereof so that the aggregate amount of dividends payable after such transaction is the same as the amount payable immediately prior to such transaction); provided that (i) if an Event of Default shall have occurred and be continuing or shall result therefrom, no such declaration shall be permitted if any Advances are then outstanding and (ii) if an Event of Default under
            Section 6.01(a) shall have occurred and be continuing, no such payment or distribution shall be permitted if any Advances are then outstanding;

                  (ii) any Subsidiary of the Borrower may declare and pay dividends and distributions to the Borrower or any other Loan Party of which it is a Subsidiary;

                  (iii) any Subsidiary of the Borrower may pay dividends or
            distributions to all holders of a class of Equity Interests of such Subsidiary on a pro rata basis or on a basis that is more favorable to the Borrower;

                  (iv) the Borrower or any Subsidiary may redeem, repurchase, retire or otherwise acquire any of its Equity Interests in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower;

                  (v) the Borrower or any Subsidiary of the Borrower may redeem, repurchase, retire or otherwise acquire any of its Equity Interests in connection with a compensation plan, program or practice; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $20 million in any fiscal year of the Borrower;

                  (vi) DII may purchase common stock of the Borrower from HESI pursuant to the Stock Agreement; and

                  (vii) the Borrower and any Subsidiary of the Borrower may
            grant, issue, distribute or dividend Equity Interests to its directors, officers and employees and make or permit the vesting, lapse, exercise or payment of Equity Interests in options, restricted stock, performance awards (in the form of either cash or stock of the Borrower), and other similar grants and awards pursuant to existing (or substantially similar replacement or amended) compensation plans, programs or practices.

      For purposes of clarification, it is agreed and understood that Section 5.02(c) does not restrict the issuance, grant, dividend or distribution of Equity Interests.

            (d) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or, prior to the Collateral Release Date, permit any of its material Subsidiaries to do so; provided, however, that (i) this Section 5.02(d) shall not prohibit any such merger or consolidation if (1) at the time of, and immediately after giving effect to, such merger or consolidation, no Default or Event of Default exists or would result therefrom, (2) the Borrower is the surviving corporation in such merger or consolidation, and (3) the Borrower shall continue to have senior unsecured long-term debt rated at least BBB- by S&P and Baa3 by Moody's and (ii) any Subsidiary of the Borrower may transfer assets to, or merge into or consolidate with, the Borrower or any other Subsidiary of the Borrower, provided that in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be the Borrower or a Subsidiary Guarantor.

            (e) Use of Proceeds. Use the proceeds of any Advance or any Letter of Credit for any purpose other than for general corporate purposes of the Borrower or use any such proceeds (i) in a manner which violates or results in a violation of any law or regulation, (ii) to purchase or carry any margin stock (as defined in Regulation U), except that this clause
      (ii) shall not prohibit the Borrower from using proceeds of the Advances to purchase its own common stock if the aggregate amount of all such proceeds so used does not exceed $100,000,000 and if each Notice of Borrowing pertaining to such Advances specified that such proceeds would be so used, (iii) to extend credit to others for the purpose of purchasing or carrying any margin stock (as defined in Regulation U), or (iv) to acquire any equity security of a class which is registered pursuant to
      Section 12 of the Securities Exchange Act of 1934, as amended.

      Section 5.03 Financial Covenants. So long as any Advance shall remain unpaid or any Bank shall have any Commitment hereunder, the Borrower will:

            (a) Interest Charge Coverage Ratio. Not permit the Interest Charge Coverage Ratio as of the end of a fiscal quarter to be less than 3.50 to 1.00.

            (b) Consolidated Debt to Total Consolidated Capitalization Ratio. Maintain at all times a maximum Consolidated Debt to Total Consolidated Capitalization Ratio of:

                  (i)   Prior to the Exit Date: 0.60 to 1.00; and

                  (ii)  On and after the Exit Date: 0.55 to 1.00.

                                   ARTICLE VI
                                EVENTS OF DEFAULT

      Section 6.01 Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

            (a) (i) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable, whether at the due date thereof or by acceleration thereof or otherwise or (ii) the Borrower shall fail to pay any interest on any Advance or any fees hereunder or other amount payable hereunder or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii), within five Business Days of when the same becomes due and payable, whether at the due date thereof or by acceleration thereof or otherwise; or

            (b) Any representation, warranty or certification made by any Loan Party (or any of its officers) herein pursuant to or in connection with any Loan Document or in any certificate or document furnished to any Bank pursuant to or in connection with any Loan Document, or any representation or warranty deemed to have been made by the Borrower pursuant to Section 3.02, shall prove to have been incorrect or misleading in any material respect when made or so deemed to have been made; or

            (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(b), (d), (e), or (i), 5.02 or 5.03 of this Agreement; or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in Section 5.01 or any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed (other than any term, covenant or agreement covered by Section 6.01(a)) and, in each case under this clause (ii), such failure shall remain unremedied for 30 days after notice thereof shall have been given to the Borrower by the Agent or by any Bank; or

            (d) The Borrower or any material Subsidiary of the Borrower shall default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Debt (other than Project Financing or Permitted Non-Recourse Debt) (whether principal, interest, premium or otherwise) of, or directly or indirectly guaranteed by, the Borrower or any such material Subsidiary, as the case may be, in excess of $75,000,000 or the Borrower or any material Subsidiary of the Borrower shall default in the performance or observance of any obligation or condition with respect to any such Debt (other than Project Financing or Permitted Non-Recourse Debt) if the effect of such default is to accelerate the maturity of or require the posting of cash collateral with respect to any such Debt or, in any case, any such Debt shall become due prior to its stated maturity (other than by a regularly-scheduled required payment and mandatory prepayments from proceeds of asset sales, debt incurrence, excess cash flow, equity issuances and insurance proceeds); provided that for the avoidance of doubt the parties acknowledge and agree that (i) any payment required to be made under a guaranty or letter of credit reimbursement agreement described in the definition herein of Debt shall be due and payable at the time such payment is due and payable under the terms of such guaranty or letter of credit reimbursement agreement (taking into account any applicable grace period) and such payment shall not be deemed to have been accelerated or have become due as a result of the obligation guaranteed having become due and (ii) the conversion of the Convertible Notes shall not be a Default or Event of Default hereunder; or

            (e) The Borrower or any material Subsidiary of the Borrower (other than a Filing Entity in connection with the filing of the Chapter 11 Cases) shall be adjudicated a bankrupt or insolvent by a court of competent jurisdiction, or generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any such material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its Property) shall occur; or the Borrower or any such material Subsidiary shall take any corporate or organizational action to authorize any of the actions set forth above in this subsection (e) (other than in connection with the filing of the Chapter 11 Cases); or

            (f) Any final, non-appealable judgment or order by a court of competent jurisdiction for the payment of money in excess of $75,000,000 over and above the amount of insurance coverage available from a financially sound insurer that has acknowledged coverage shall be rendered against the Borrower or any material Subsidiary of the Borrower and not discharged within 30 days after such order or judgment becomes final; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any material Subsidiary of the Borrower and such judgment, writ, warrant of attachment or execution or similar process shall not be released, stayed, vacated or fully bonded within 30 days after its issue or levy; or

            (g) Any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01, 5.01(i) or 5.01(j) shall for any reason (other than pursuant to the terms thereof or due to the action or inaction of the Collateral Agent) cease to create a valid and perfected first priority (other than prior Liens permitted under the Loan Documents) lien on and security interest in the Collateral purported to be covered thereby or any Loan Party shall so state in writing and, if such security interest was granted pursuant to Section 5.01(i)(ii), such situation shall remain unremedied for 30 days;

            (h) The Plan of Reorganization shall be amended, modified or supplemented after the Effective Date in any manner materially adverse to
      (i) the Banks or (ii) the ability of the Borrower and any material Subsidiary which is a Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party, in each case without the consent of the Required Banks; or

            (i) The Borrower or any of its ERISA Affiliates shall incur, or, in the reasonable opinion of the Required Banks, shall be reasonably likely to incur liability in excess of $75,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Banks, by notice to the Borrower, declare the obligation of each Bank to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Bank pursuant to Section 2.03(c)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same (and all of the Commitments) shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Banks, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of any actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, (A) the Commitment of each Bank and the obligation of each Bank to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Bank pursuant to Section 2.03(c)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated, and (B) the Advances, all interest thereon and all other amounts payable under this Agreement shall automatically and immediately become and be due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or any other notice of any kind, all of which are hereby expressly waived by the Borrower.

      Section 6.02 Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may, or shall at the request of the Required Banks, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Agent on behalf of the Banks in same day funds at the Agent's office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Agent determines that any funds held in the L/C Cash Collateral

Account are subject to any right or claim of any Person other than the Agent and the Banks or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or the Banks, as applicable, to the extent permitted by applicable law.

                                   ARTICLE VII
                                    THE AGENT

      Section 7.01 Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms hereof or of any other Loan Document, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to any Loan Document or applicable law. The Agent agrees to give to each Bank prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

      Section 7.02 Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Document, except for their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may consult with legal counsel (including, without limitation, counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with any of the Loan Documents or any other instrument or document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of Loan Documents or any other instrument or document on the part of the Borrower or any Subsidiary of the Borrower or to inspect the Property (including the books and records) of the Borrower or any Subsidiary of the Borrower; (iv) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Loan Documents or any other instrument or document; and (v) shall incur no liability under or in respect of any of Loan Documents or any other instrument or document by acting upon any notice (including telephonic notice), consent, certificate or other instrument or writing (which may be by facsimile, telegram or telex) believed by it to be genuine and signed, given or sent by the proper party or parties.

      Section 7.03 The Agent and its Affiliates. With respect to its Commitment, the Advances owed to it and the Notes issued to it, each Bank which is also the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include any Bank serving as the Agent in its individual capacity. Any Bank serving as the Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any Affiliate of the Borrower and any Person who may do business with or own securities of the Borrower or any Affiliate of the Borrower, all as if such Bank were not the Agent and without any duty to account therefor to the Banks.

      Section 7.04 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents or any other instrument or document.

      Section 7.05 Indemnification. The Banks agree to indemnify the Agent (to the extent not promptly reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of the Banks (or if no Advances are at the time outstanding or if any Notes are held by Persons which are not Banks, ratably according to either (a) the respective amounts of the Banks' Commitments, or (b) if no Commitments are at the time outstanding, the respective amounts of the Commitments immediately prior to the time the Commitments ceased to be outstanding), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith, or any action taken or omitted by the Agent under any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith ("Indemnified Costs"); provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for such Bank's ratable share of any costs and expenses (including, without limitation, counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any other Agent, any Bank or a third party.

      Section 7.06 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent which, if such successor Agent is not a Bank, is approved by the Borrower (which approval will not be unreasonably withheld). If no successor Agent shall have been so appointed by the Required Banks (and, if not a Bank, approved by the Borrower), and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

      Section 7.07 Co-Lead Arrangers, Co-Administrative Agents, Syndication Agent, Documentation Agent. The Co-Lead Arrangers, Co-Administrative Agents, Syndication Agent and Documentation Agent shall have no duties, obligations or liabilities hereunder or in connection herewith.

                                  ARTICLE VIII
                                  MISCELLANEOUS

      Section 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Note or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or in the case of the Collateral Documents or the Subsidiary Guaranty, consented to) by the Required Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall: (a) waive any of the conditions specified in
Section 3.01 without the written consent of each Bank, (b) increase the Commitment of any Bank or subject any Bank to any additional obligations without the written consent of such Bank, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, without the written consent of each Bank affected thereby, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder without the written consent of each Bank affected thereby, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances which shall be required for the Banks or any of them to take any action hereunder without the written consent of each Bank, (f) materially reduce or limit the obligations of the Subsidiary Guarantors under
Section 1 of the Subsidiary Guaranty or otherwise limit the Subsidiary Guarantors' liability with respect to the Obligations owing to the Agent and the Banks without the written consent of each Bank (it being understood that (i) on the sale or merger of a Subsidiary Guarantor or the transfer of all or substantially all of its assets otherwise permitted hereunder, or (ii) on the request of the Borrower with respect to any Subsidiary Guarantor that provided a guaranty solely to comply with Section 5.02(b)(x), so long as such guaranty is no longer required in order to comply with such Section, such guaranty shall automatically be released), (g) release all or substantially all of the Collateral in any transaction or series of related transactions, except as contemplated by Section 8.09 without the written consent of each Bank; or (h) amend Section 2.14 or this Section 8.01 without the written consent of each Bank; and provided, further, that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required above to take such action, affect the rights or duties of the Agent under this Agreement or any of the Notes and (y) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Banks required above to take such action, affect the rights or obligations of the Issuing Banks under this Agreement.

      Section 8.02 Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including facsimile communication) and mailed, telecopied, or delivered or (y) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), (i) if to the Borrower, at its address at 1401 McKinney, Suite 2400, Houston, Texas 77010-4035 Attention: Jerry H. Blurton, Vice President and Treasurer, Facsimile:
(713) 759-2686; (ii) if to any Bank listed on the signature pages hereof, at its Domestic Lending Office specified opposite its name on Schedule III hereto;
(iii) if to any other Banks, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it becomes a Bank; (iv) if to the Agent, at the addresses set forth below:

                  Citicorp North America, Inc.
                  Two Penns Way, Suite 200

                  New Castle, Delaware 19720
                  Facsimile No.: (302) 894-6120
                  Attention: Bank Loan Syndications Department

                  with a copy to:

                  Citicorp North America, Inc.
                  1200 Smith Street, Suite 2000
                  Houston, Texas 77002
                  Facsimile No.: (713) 654-2849
                  Attention: Amy Pincu, Vice President

(but references herein to the address of the Agent for purposes of payments or making available funds or for purposes of Section 8.08(c) shall not include the address to which copies are to be sent); or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(d)(i),
(ii), (iii) or (vi), unless delivered by posting to a website as provided in
Section 5.01(d), shall be delivered to the Agent as specified in Section 8.02(b) or as otherwise specified to the Borrower by the Agent. Each such notice or communication shall be effective (i) if mailed, upon receipt, (ii) if delivered by hand, upon delivery with written receipt, and (iii) if telecopied, when receipt is confirmed by telephone, except that any notice or communication to the Agent pursuant to this Agreement shall not be effective until actually received by the Agent.

            (b) So long as CNAI or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(d)(i), (ii), (iii) and (vi), unless delivered by posting to a website as provided in Section 5.01(d), shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Banks by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the "Communications") available to the Banks by posting such notices on Intralinks, "e-Disclosure", the Agent's internet delivery system that is part of Fixed Income Direct, Global Fixed Income's primary web portal, or a substantially similar electronic system (the "Platform"). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided "as is" and "as available" and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform. Notices and other communications to the Banks and the Agent hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to
Article II unless otherwise agreed by the Agent and the applicable Bank. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

            (c) Each Bank agrees that notice to it (as provided in the next sentence) (a "Notice") specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Bank for purposes of this Agreement; provided that if requested by any Bank the Agent shall deliver a copy of the Communications to such Bank by email or facsimile. Each Bank agrees
(i) to notify the Agent in writing of such Bank's e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Bank becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Bank) and (ii) that any Notice may be sent to such e-mail address.

      Section 8.03 No Waiver; Remedies. No failure on the part of any Bank or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      Section 8.04 Expenses and Taxes; Compensation. (a) The Borrower agrees to pay on demand (i) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of the Co-Lead Arrangers and the Agent and each of their respective affiliates in connection with the preparation, execution, delivery and administration of the Loan Documents and the other documents and instruments delivered hereunder or in connection with any amendments, modifications, consents or waivers in connection with the Loan Documents, (ii) all reasonable fees and expenses of counsel for the Co-Lead Arrangers and the Agent, during the existence of any Event of Default, any Bank with respect to advising the Agent or, during the existence of any Event of Default, any Bank as to its rights and responsibilities under the Loan Documents and (iii) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of the Co-Lead Arrangers, the Agent and each Bank in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents (including the enforcement of rights under this Section 8.04(a)) and the other documents and instruments delivered hereunder and rights and remedies hereunder and thereunder.

            (b) If any payment or purchase of principal of, or Conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a payment, purchase or Conversion pursuant to Section 2.09, Section 2.10, Section 2.15, Section 2.16 or Section 2.17, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the Borrower shall, within 15 days after demand by any Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, purchase or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance. A certificate as to the amount of such additional losses, costs or expenses, submitted to the Borrower and the Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error.

            (c) The Borrower agrees to indemnify and hold harmless the Agent, the Banks, the Co-Lead Arrangers and their respective directors, officers, employees, affiliates, advisors, attorneys and agents (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and expenses of counsel) for which any of them may become liable or which may be incurred by or asserted against any of the Indemnified Parties in connection with or arising out of (i) any Loan Document or any other document or instrument delivered in connection herewith,
(ii) the existence of any condition on any property of the Borrower or any of its Subsidiaries that constitutes a violation of any environmental protection law or any other law, rule, regulation or order, or (iii) any investigation, litigation, or proceeding, whether or not any of the Indemnified Parties is a party thereto, related to or in connection with any of the foregoing or any Loan Document, including, without limitation, any transaction in which any proceeds of any Advance or Letter of Credit are applied, including, without limitation, in each of the foregoing cases, any such claim, damage, loss, liability or expense resulting from the negligence of any Indemnified Party, but excluding any such claim, damage, loss, liability or expense sought to be recovered by any Indemnified Party to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

            (d) Except as set forth in the next succeeding sentence, each of the Banks and the Agent and each of their respective directors, officers, employees, affiliates, advisors and agents shall not be liable to the Borrower for, and the Borrower agrees not to assert any claim for, amounts constituting special, indirect, consequential, punitive, treble or exemplary damages arising out of or in connection with any breach by such Bank or the Agent of any of its obligations hereunder. If the Borrower becomes liable to a third party for amounts constituting punitive, treble or exemplary damages as a result of a breach of an obligation hereunder by a Bank or the Agent, as the case may be, the Borrower shall be entitled to claim and recover (and does not waive its rights to claim and recover) such amounts from such Bank or the Agent, as the case may be, to the extent such Bank or the Agent, as the case may be, would be liable to the Borrower for such amounts but for the limitation set forth in the preceding sentence.

            (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, all obligations of the Borrower under Section 2.12,
Section 2.13 and this Section 8.04 shall survive the termination of the Commitments and this Agreement and the payment in full of all amounts hereunder and under the Notes.

      Section 8.05 Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making by the Required Banks of the request or the granting by the Required Banks of the consent specified by
Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank (or by any branch, agency, subsidiary or other Affiliate of such Bank, wherever located) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any Note held by such Bank or any other Loan Document, whether or not such Bank shall have made any demand under this Agreement or any such Note or any other Loan Document and although such obligations may be unmatured. Each Bank agrees promptly to notify the Borrower after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

      Section 8.06 Limitation and Adjustment of Interest. (a) Notwithstanding anything to the contrary set forth herein, in any other Loan Document or in any other document or instrument, no provision of any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith is intended or shall be construed to require the payment or permit the collection of interest in excess of the maximum non-usurious rate permitted by applicable law. Accordingly, if the transactions with any Bank contemplated hereby would be usurious under applicable law, if any, then, in that event, notwithstanding anything to the contrary in any Note payable to such Bank, this Agreement or any other document or instrument, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by such Bank under any Note payable to such Bank, this Agreement or any other document or instrument shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and, if theretofore paid, shall, at the option of such Bank, be credited by such Bank on the principal amount of the indebtedness owed to such Bank by the Borrower or refunded by such Bank to the Borrower, and (ii) in the event that the maturity of any Note payable to such Bank is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to such Bank may never include more than the maximum amount allowed by such applicable law and excess interest, if any, to such Bank provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of such Bank, be credited by such Bank on the principal amount of the indebtedness owed to such Bank by the Borrower or refunded by such Bank to the Borrower. In determining whether or not the interest contracted for, taken, reserved, charged or received by any Bank exceeds the maximum non-usurious rate permitted by applicable law, such determination shall be made, to the extent that doing so does not result in a violation of applicable law, by amortizing, prorating, allocating and spreading, in equal parts during the period of the full stated term of the loans hereunder, all interest at any time contracted for, taken, charged, received or reserved by such Bank in connection with such loans.

            (b) In the event that at any time the interest rate applicable to any Advance made by any Bank would exceed the maximum non-usurious rate allowed by applicable law, the rate of interest to accrue on the Advances by such Bank shall be limited to the maximum non-usurious rate allowed by applicable law, but shall accrue, to the extent permitted by law, on the principal amount of the Advances made by such Bank from time to time outstanding, if any, at the maximum non-usurious rate allowed by applicable law until the total amount of interest accrued on the Advances made by such Bank equals the amount of interest which would have accrued if the interest rates applicable to the Advances pursuant to
Article II had at all times been in effect. In the event that upon the final payment of the Advances made by any Bank and termination of the Commitment of such Bank, the total amount of interest paid to such Bank hereunder and under the Notes is less than the total amount of interest which would have accrued if the interest rates applicable to such Advances pursuant to Article II had at all times been in effect, then the Borrower agrees to pay to such Bank, to the extent permitted by law, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have accrued on such Advances if the maximum non-usurious rate allowed by applicable law had at all times been in effect or
(ii) the amount of interest which would have accrued on such Advances if the interest rates applicable to such Advances pursuant to Article II had at all times been in effect over (b) the amount of interest otherwise accrued on such Advances in accordance with this Agreement.

      Section 8.07 Binding Effect. This Agreement shall become effective as provided in Section 3.01 hereof and thereafter shall be binding upon and inure to the benefit of the Borrower and the Agent and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or obligations hereunder or under any other Loan Document or any interest herein or therein without the prior written consent of all of the Banks.

      Section 8.08 Assignments and Participations. (a) Each Bank may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment of all of a Bank's rights and obligations under this Agreement, the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment and a processing and recordation fee of $3,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

            (b) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person or the performance or observance by the Borrower or any other Person of any of its respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, any of the other Loan Documents or any other instrument or document; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto; (vii) such assignee appoints and authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto and (viii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

            (c)   The Agent shall maintain at its address referred to in Section
8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and the principal amount of the Revolving Credit Advances owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

            (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee representing that it is an Eligible Assignee, together with the Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit E, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Agent in exchange for the surrendered Notes a new Note payable to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment hereunder, a new Note payable to the order of the assigning Bank in an amount equal to the Commitment retained by it hereunder (such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A).

            (e) Each Bank may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Notes held by it); provided, however, that (i) such Bank's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) such Bank shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (v) the terms of any such participation shall not restrict such Bank's ability to make any amendment or waiver of this Agreement or any Note or such Bank's ability to consent to any departure by the Borrower therefrom without the approval of the participant, except that the approval of the participant may be required to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

            (f) Each Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

            (g) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.08, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Loan Party or any of its Subsidiaries furnished to such Bank by or on behalf of the Borrower or any of its Subsidiaries; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to comply with
Section 8.15.

            (h) Notwithstanding any other provision set forth in this Agreement, any Bank may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Revolving Credit Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board.

      Section 8.09 Release of Collateral. (a) Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale or merger, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Agent will, at the Borrower's expense, execute and deliver to the Collateral Agent such documents as the Collateral Agent may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

            (b) Upon the occurrence of the Collateral Release Date, the Agent will, at the Borrower's written request and expense, execute and deliver to the Collateral Agent such documents as the Collateral Agent may reasonably request to evidence the release of the Collateral from the assignment and security interest granted under the Collateral Documents.

      Section 8.10 No Liability of Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for:
(a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank's willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

      Section 8.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

      Section 8.12 Judgment (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citibank's principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

            (b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Foreign Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such Foreign Currency with Dollars at Citibank's principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

            (c) The obligation of the Borrower in respect of any sum due from it in any currency (the "Primary Currency") to any Bank or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Bank or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Bank or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Bank or the Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Bank or the Agent (as the case may be) in the applicable Primary Currency, such Bank or the Agent (as the case may be) aggress to remit to the Borrower such excess.

      Section 8.13 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York. Without limiting the intent of the parties set forth above, (i) Chapter 346 of the Texas Finance Code (formerly known as Chapter 15, Subtitle 3, Title 79, of the Revised Civil Statutes of Texas, 1925), as amended (relating to revolving loans and revolving triparty accounts), shall not apply to this Agreement, the Notes or the transactions contemplated hereby, and (ii) to the extent that any Bank may be subject to Texas law limiting the amount of interest payable for its account, such Bank shall utilize the indicated (weekly) rate ceiling from time to time in effect as provided in Chapter 303 of the Texas Finance Code (formerly known as Article 5069-1.04 of the Revised Civil Statutes of Texas), as amended.

      Section 8.14 Jurisdiction; Damages. To the fullest extent it may effectively do so under applicable law, (i) each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its Property, to the non-exclusive jurisdiction of any New York state court or federal court sitting in New York City, and any appellate court from any appeal thereof, in any action or proceeding arising out of or relating to this Agreement, any of the Notes, any other Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in any such court; (ii) each of the parties hereto hereby irrevocably and unconditionally waives the defense of an inconvenient forum to the maintenance of such action or proceeding and any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such court; (iii) the Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to the Borrower at its address specified in Section 8.02; and (iv) each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein shall affect the rights of any Bank or the Agent to serve legal process in any other manner permitted by law or affect the right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement, any of the Notes or any other instrument or document furnished pursuant hereto or in connection herewith in the courts of any other jurisdiction. Each of the Borrower, the Agent and the Banks hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so under applicable law, any right it may have to claim or recover in any action or proceeding referred to in this Section
8.14 any exemplary or punitive damages. The Borrower hereby further irrevocably waives, to the fullest extent it may effectively do so under applicable law, any right it may have to claim or recover in any action or proceeding referred to in this Section 8.14 any special or consequential damages.

      Section 8.15 Confidentiality. Each Bank agrees that it will use reasonable efforts, to the extent not inconsistent with practical business requirements, not to disclose without the prior consent of the Borrower (other than to employees, auditors, accountants, counsel or other professional advisors of the Agent or any Bank) any information with respect to the Borrower or its Subsidiaries or the Transaction which is furnished pursuant to this Agreement, provided that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to or required by any municipal, state or Federal regulatory body having or claiming to have jurisdiction over any Bank or submitted to or required by the Federal

Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors,
(c) as may be required or appropriate in response to any summons or subpoena in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to any Bank, (e) to any assignee, participant, prospective assignee, or prospective participant that has agreed to comply with this Section 8.15, (f) in connection with the exercise of any remedy by any Bank pertaining to this Agreement, any of the Notes or any other document or instrument delivered in connection herewith, (g) in connection with any litigation involving any Bank pertaining to any Loan Document or any other document or instrument delivered in connection herewith, (h) to any Bank or the Agent, or (i) to any Affiliate of any Bank.

      Section 8.16 Patriot Act Notice. Each Bank and the Agent (for itself and not on behalf of any Bank) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Bank or the Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each other Loan Party to, provide, to the extent commercially reasonable in light of applicable restrictions or limitations under contract or law, regulation or governmental guidelines, such information and take such actions as are reasonably requested by the Agent or any Banks in order to assist the Agent and the Banks in maintaining compliance with the Patriot Act.

                    [Remainder of page intentionally blank.]

      Section 8.17 Waiver of Jury Trial. Each of the Borrower, the Agent and the Banks hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so under applicable law, any and all right to trial by jury in any action or proceeding arising out of or relating to this Agreement, any of the Notes, any other Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith or the transactions contemplated hereby.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                          BORROWER:

                                          HALLIBURTON COMPANY

                                          By: /s/ CEDRIC W. BURGHER
                                              ---------------------------------
                                          Name:   Cedric W. Burgher
                                          Title:  Vice President

                                          Taxpayer Identification of Borrower:

                                          Address of Principal Place of Business
                                          of Borrower:
                                          1401 McKinney, Suite 2400
                                          Houston, Texas 77010-4035


* Bank signature pages omitted.

                                     ANNEX A

      "Applicable Commitment Fee Rate" means (i) as of any date until the Exit Date, the rate per annum set forth in the table below under the heading "Applicable Commitment Fee Rate" opposite the debt rating from S&P and Moody's, respectively, in effect on such date for the senior unsecured long-term debt of the Borrower, with the lower of the two ratings to be determinative in the case where the ratings from S&P and Moody's would result in different Applicable Commitment Fee Rates:

                                                     APPLICABLE COMMITMENT
      S&P                     MOODY'S                      FEE RATE
      ---                     -------                      --------
 BBB+ or higher            Baa1 or higher                   0.125%
      BBB                       Baa2                        0.175%
      BBB-                      Baa3                        0.225%
Lower than BBB-           Lower than Baa3                   0.350%

and (ii) as of any date from and after the Exit Date, the rate per annum set forth in the table below under the heading "Applicable Commitment Fee Rate" opposite the debt rating from S&P and Moody's, respectively, in effect on such date for the senior unsecured long-term debt of the Borrower, with the lower of the two ratings to be determinative in the case where the ratings from S&P and Moody's would result in different Applicable Commitment Fee Rates:

                                                     APPLICABLE COMMITMENT
      S&P                     MOODY'S                      FEE RATE
      ---                     -------                      --------
 BBB+ or higher            Baa1 or higher                   0.100%
      BBB                       Baa2                        0.150%
      BBB-                      Baa3                        0.175%
Lower than BBB-           Lower than Baa3                   0.225%

      "Applicable Margin" means, (i) as of any date until the Exit Date, the rate per annum set forth in the table below opposite the debt rating from S&P and Moody's, respectively, in effect on such date for the senior unsecured long-term debt of the Borrower, with the lower of the two ratings to be determinative in the case where the ratings from S&P and Moody's would result in different Applicable Margins:

                                             BASE RATE           LIBOR RATE
      S&P                 MOODY'S              LOANS                LOANS
      ---                 -------              -----                -----
 BBB+ or higher       Baa1 or higher               0%               1.00%
      BBB                  Baa2                0.125%              1.125%
      BBB-                 Baa3                0.375%              1.375%
lower than BBB-       Lower than Baa3           1.00%               2.00%

and (ii) as of any date from and after the Exit Date, the rate per annum set forth in the table below opposite the debt rating from S&P and Moody's, respectively, in effect on such date for the senior unsecured long-term debt of the Borrower, with the lower of the two ratings to be determinative in the case where the ratings from S&P and Moody's would result in different Applicable
Margins:

                                             BASE RATE           LIBOR RATE
      S&P                 MOODY'S              LOANS                LOANS
      ---                 -------              -----                -----
 BBB+ or higher       Baa1 or higher              0%               0.875%
      BBB                  Baa2                   0%                1.00%
      BBB-                 Baa3                0.25%                1.25%
lower than BBB-       Lower than Baa3          0.875%              1.875%